UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.______)
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Zovio Inc
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8620 Spectrum Center Blvd.
San Diego, California 92123

NOTICE OF 2019 ANNUAL MEETING OF STOCKHOLDERS
To the Stockholders of Zovio Inc:
Notice is hereby given that the 2019 Annual Meeting of Stockholders (the “Annual Meeting”) of Zovio Inc, a Delaware corporation, will be held on Wednesday, May 29, 2019 at 9:00 a.m., Pacific Time, for the following purposes:

1.	To elect two Class I directors, Victor K. Nichols and George P. Pernsteiner, for a three-year term to expire at the 2022 Annual Meeting of Stockholders;

2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2019; and

3.	To transact such other business as may be properly brought before the Annual Meeting or any adjournment thereof.
The Annual Meeting will be a completely virtual meeting of stockholders. To participate, vote or submit questions during the Annual Meeting via live webcast, please visit www.virtualshareholdermeeting.com/ZVO2019. You will not be able to attend the Annual Meeting in person.
We have also elected to provide access to our proxy materials over the Internet under the Securities and Exchange Commission's “notice and access” rules. We believe these rules allow us to provide you with the information you need while reducing our delivery costs and the environmental impact of the Annual Meeting. Our Board of Directors has fixed the close of business on April 5, 2019 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and at any adjournment or postponement thereof. Our proxy materials were first sent or given on April 19, 2019 to all stockholders as of the record date.
Whether or not you expect to attend the Annual Meeting via live webcast, please vote at your earliest convenience. You may vote over the Internet, by telephone or, if you request to receive printed proxy materials, by mailing a proxy or voting instruction card. You may also vote your shares during the Annual Meeting. Submitting your proxy in advance of the Annual Meeting will not prevent you from voting your shares during the Annual Meeting, as your proxy is revocable at your option as described in the proxy statement accompanying this notice. Please review the instructions regarding each of your voting options described in the proxy statement, as well as in the Notice of Internet Availability of Proxy Materials or proxy card you received by mail.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The accompanying proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2018 are available to view and download at http://materials.proxyvote.com/10807M. We also encourage you to review our 2018 Annual Report available on our website at http://bpiannualreport2018.com/.

By Order of the Board of Directors,

/s/ Diane L. Thompson
Diane L. Thompson Executive Vice President, Secretary and General Counsel
San Diego, California
April 19, 2019

ZOVIO INC

8620 Spectrum Center Blvd.
San Diego, California 92123

2019 PROXY STATEMENT

General Information
The Board of Directors (the “Board”) of Zovio Inc, a Delaware corporation (“Zovio,” “the company,” “we,” “us” or “our”), has made these proxy materials available to you on the Internet or, upon your request, has delivered these proxy materials to you in connection with the solicitation of proxies for use at the 2019 Annual Meeting of Stockholders (the “Annual Meeting”). The Annual Meeting will be held live via Internet webcast on Wednesday, May 29, 2019 at 9:00 a.m., Pacific Time, or at any adjournment or postponement thereof, for the purposes stated herein. These proxy materials were first sent or given on April 19, 2019 to all stockholders as of the record date.
Internet Availability of Proxy Materials
Under rules adopted by the Securities and Exchange Commission (the “SEC”), we may furnish proxy materials, including this proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2018 filed with the SEC on March 12, 2019, to our stockholders by providing access to such documents on the Internet instead of mailing printed copies. Most of you will not receive printed copies of the proxy materials unless you request them. Instead, the Notice of Internet Availability of Proxy Materials (the “Notice”), which was mailed to most of you, will instruct you as to how you may access and review all of the proxy materials on the Internet. The Notice also instructs you as to how you may submit your proxy on the Internet. If you would like to receive printed copies of our proxy materials by mail, please follow the instructions in the Notice for requesting such materials. If you request printed copies of the proxy materials by mail, the materials you receive will include the proxy card or voting instruction form for the Annual Meeting. The proxy materials are available to view and download at http://materials.proxyvote.com/10807M. We also encourage you to review our 2018 Annual Report available on our website at http://bpiannualreport2018.com/.
Participating in the Annual Meeting
We will host the Annual Meeting live via Internet webcast. You will not be able to attend the Annual Meeting in person. A summary of the information you need in order to attend the Annual Meeting online is provided below:

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Any stockholder may listen to the Annual Meeting and participate live via the Internet at www.virtualshareholdermeeting.com/ZVO2019. The live Internet webcast will begin on May 29, 2019 at 9:00 a.m., Pacific Time.

•	Stockholders may vote and submit questions during the Annual Meeting live via the Internet.

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To enter the meeting, please have your 16-digit control number, which is available on the Notice or, if you received a printed copy of the proxy materials, your proxy card. If you do not have your 16-digit control number, you will be able to listen to the meeting only. You will not be able to vote or submit questions during the meeting.

•	Instructions regarding how to connect and participate live via the Internet, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/ZVO2019.
Voting Rights and Outstanding Shares
Only stockholders that owned our common stock at the close of business on April 5, 2019, the record date for the Annual Meeting, are entitled to notice of, and to vote at, the Annual Meeting. On the record date, 29,927,779 shares of our common stock were outstanding. Each share of our common stock that you own entitles you to one vote on each matter to be voted upon at the Annual Meeting. We will have a quorum to conduct the business of the Annual Meeting if the holders of a majority of the outstanding shares of our common stock entitled to vote are present, in person or by proxy. Abstentions and broker non-votes (i.e., shares of common stock held by a broker, bank or other agent that are represented at the meeting, but which the broker, bank or other agent is not empowered to vote on a particular proposal) will be counted for purposes of determining whether a quorum is present at the Annual Meeting.
Proposals for the Annual Meeting
There are two proposals scheduled to be voted on at the Annual Meeting:

•	Elect two Class I directors, Victor K. Nichols and George P. Pernsteiner, for a three-year term to expire at the 2022 Annual Meeting of Stockholders.

•	Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2019.
Voting Requirements to Approve Each Proposal
Proposal 1 - Election of Class I Directors. Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at a meeting at which a quorum is present. If a quorum is present, the two nominees for Class I director receiving the highest number of votes will be elected as Class I directors. Abstentions and broker non-votes will have no effect on the outcome of the vote. There is no cumulative voting for the election of Class I directors.
Proposal 2 - Ratification of the Appointment of Deloitte & Touche LLP. The proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019 may be approved by the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote at a meeting at which a quorum is present. Abstentions are deemed to be votes cast and have the same effect as votes “AGAINST” the proposal. This proposal is considered a routine or “discretionary” matter on which your broker, bank or other agent will be able to vote on your behalf even if it does not receive instructions from you; therefore, no broker non-votes are expected to exist in connection with this proposal.
Voting Shares Registered in Your Name
If you are a stockholder of record, you may vote in one of four ways:

•	Vote via the Internet following the instructions included with your Notice or proxy card;

•	Vote by telephone following the instructions included with your proxy card;

•	Complete, sign, date and return your proxy card by mail; or

•	Vote during the Annual Meeting live via the Internet by following the instructions posted at www.virtualshareholdermeeting.com/ZVO2019.
Votes submitted via the Internet or by telephone must be received by 11:59 p.m., Eastern Time, on May 7, 2019. Proxy cards submitted by mail must be received no later than May 7, 2019 to be voted at the Annual Meeting. Submitting your proxy via the Internet, by telephone or by mail will not affect your right to vote during the Annual Meeting live via the Internet. For additional information, please see “Revocability of Proxies” below.
Voting Shares Registered in the Name of a Broker, Bank or Other Agent
Most beneficial owners holding stock in “street name” will receive instructions for voting their shares from their broker, bank or other agent. A number of brokers and banks participate in a program provided through Broadridge Financial Solutions, Inc. (“Broadridge”) that allows stockholders to grant their proxy to vote shares by means of the telephone or Internet. If your shares are held in an account with a broker or bank participating in the Broadridge program, you may vote by telephone by calling the number shown on the voting instruction form received from your broker or bank, or you may vote via the Internet at Broadridge's website at http://www.proxyvote.com. You may also vote during the Annual Meeting live via the Internet by following the instructions posted at www.virtualshareholdermeeting.com/ZVO2019.
Revocability of Proxies
If you are a stockholder of record, once you have submitted your proxy by mail, telephone or Internet, you may revoke it at any time before it is voted at the Annual Meeting. You may revoke your proxy in any one of the following three ways:

•	You may submit another proxy marked with a later date (which automatically revokes your earlier proxy) by mail or telephone or via the Internet by the applicable deadline as described above;

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You may provide written notice that you wish to revoke your proxy to our Secretary at Zovio Inc, Attn: Secretary, 8620 Spectrum Center Blvd, San Diego, California 92123 by no later than the close of business on May 7, 2019; or

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You may attend the Annual Meeting and submit your vote live via the Internet. Attendance at the Annual Meeting live via the Internet will not, by itself, cause your previously granted proxy to be revoked.

If you are a beneficial owner holding shares in street name, you may change your vote by submitting new voting instructions to your broker, bank or other agent in accordance with the instructions they provided (see “Voting Shares Registered in the Name of a Broker, Bank or Other Agent” above).
Tabulation of Votes
A representative from Broadridge will act as inspector of elections and tabulate the votes at the Annual Meeting. All shares represented by valid proxies received before the Annual Meeting will be voted. If you submit a valid proxy containing instructions regarding how to vote with respect to any matter to be acted upon, your shares will be voted in accordance with those instructions. If you submit a valid proxy with no instructions, then your shares will be voted by the individuals we have designated as proxies for the Annual Meeting “FOR” the election of each of the Class I director nominees under Proposal 1, and “FOR” Proposal 2. In addition, the individuals that we have designated as proxies for the Annual Meeting will have discretionary authority to vote your shares with respect to any other business that may properly come before the Annual Meeting or any adjournment or postponement thereof.
Voting Results
Preliminary voting results are expected to be announced at the Annual Meeting. Voting results will be tallied by the inspector of elections and reported in a Current Report on Form 8-K (the “Form 8-K”) that we will file with the SEC within four business days of the Annual Meeting. If the voting results reported in the Form 8-K are preliminary, we will subsequently file an amendment to the Form 8-K to report the final voting results within four business days of the date on which the final voting results are known.
Proxy Solicitation
This proxy solicitation is made by the Board and we will bear the entire cost of soliciting proxies for the Annual Meeting, including costs associated with the preparation, assembly, printing and mailing of the proxy materials and any additional information furnished to stockholders. We will provide copies of the proxy materials to brokers, banks and other agents holding shares of our common stock in their name for the benefit of others for forwarding to the beneficial owners. We may reimburse such brokers, banks or other agents for their costs associated with forwarding the proxy materials to the beneficial owners. We have retained The Proxy Advisory Group, LLC (“Proxy Advisory Group”), a proxy advisory and solicitation firm, to assist with the solicitation of proxies and provide related advice and informational support, for a services fee, plus customary disbursements, which are not expected to exceed $20,000 in total. Proxy solicitations will be made primarily through the mail, but may be supplemented by telephone, facsimile, Internet or personal solicitation by Proxy Advisory Group, or by our directors, executive officers, employees or other agents without additional compensation to such individuals.
Householding of Proxy Materials
The SEC has adopted rules that permit brokers, banks and other agents to satisfy the delivery requirements for proxy statements and annual reports by delivering a single proxy statement and annual report to two or more stockholders sharing the same address. This process, which is commonly referred to as “householding,” can provide added convenience for our stockholders and additional cost savings for us.
This year, a number of brokers, banks and other agents with account holders who are our stockholders will be “householding” our proxy materials. A single proxy statement and annual report will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker, bank or other agent that they will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent to the householding of communications. If at any time you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please either (i) notify your broker, bank or other agent, (ii) direct your written request to Zovio Inc, Attn: Investor Relations, 8620 Spectrum Center Blvd, San Diego, California 92123, or (iii) contact us by phone at 1-866-475-0317 x11619. Upon receipt of any such written or oral request, we undertake to promptly deliver free of charge a separate copy of the proxy statement and/or annual report, as applicable, to a stockholder at a shared address to which a single copy of these documents was delivered. Stockholders who currently receive multiple copies of the proxy statement and annual report at their address and would like to request householding of their communications should notify their broker, bank or other agent.

Stockholder Proposals for the 2020 Annual Meeting of Stockholders
Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at our next annual meeting of stockholders by submitting their proposals in writing to our Secretary in a timely manner, as described below.
For a stockholder proposal, including a proposal for the nomination of directors, to be considered for inclusion in our proxy statement for the 2020 Annual Meeting of Stockholders, our Secretary must receive the written proposal at our principal executive offices no later than November 27, 2019; provided, however, that in the event we hold the 2020 Annual Meeting of Stockholders more than 30 days before or after the one-year anniversary of the Annual Meeting, we will disclose the new deadline by which stockholder proposals must be received in our earliest possible Quarterly Report on Form 10-Q or, if impracticable, by any means reasonably calculated to inform stockholders. In addition to being timely submitted, stockholder proposals must otherwise comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Proposals should be addressed to: Zovio Inc, Attn: Secretary, 8620 Spectrum Center Blvd, San Diego, California 92123.
Our bylaws also establish an advance notice procedure for stockholders who wish to nominate a director or present a proposal before an annual meeting of stockholders but do not intend for the nomination or proposal to be included in our proxy statement for such annual meeting of stockholders. For a stockholder to properly bring business before the 2020 Annual Meeting of Stockholders, the stockholder must give timely notice thereof in writing to our Secretary, which notice must contain the information specified in our bylaws. To be timely, the written notice must be received at our principal executive offices:

•	not earlier than the close of business on February 8, 2020; and

•	not later than the close of business on March 11, 2020.
If we hold the 2020 Annual Meeting of Stockholders more than 30 days before or after the one-year anniversary of the Annual Meeting, then in order to be timely, notice of a stockholder proposal that is not intended to be included in our proxy statement must be received:

•	not earlier than the close of business on the 90th day prior to the 2020 Annual Meeting of Stockholders; and

•
not later than the close of business on the later of (i) the 60th day prior to the 2020 Annual Meeting of Stockholders or (ii) if we first make a public announcement of the date of the 2020 Annual Meeting of Stockholders fewer than 70 days before the date of such meeting, the close of business on the 10th day following the day on which we first make a public announcement of the date of the 2020 Annual Meeting of Stockholders.

Stockholders are advised to review our bylaws, which contain additional requirements with respect to advance notice of stockholder proposals. If a stockholder who has notified us of his or her intention to present a proposal at an annual meeting of stockholders does not appear in person or by proxy at such meeting to present his or her proposal, we are not required to present the proposal for a vote at such meeting. While the Board will consider stockholder proposals that are properly brought before the 2020 Annual Meeting of Stockholders, we reserve the right to omit from our proxy statement for the 2020 Annual Meeting of Stockholders proposals that we are not required to include under the Exchange Act, including Rule 14a-8 thereunder.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table presents certain information with respect to the beneficial ownership of our common stock as of April 5, 2019 by (i) each person we know to be the beneficial owner of 5% or more of our outstanding shares of common stock, (ii) each named executive officer and director and (iii) all executive officers and directors as a group. Information with respect to beneficial ownership is based on a review of our stock transfer records and on the Schedules 13D and 13G that have been filed with the SEC by or on behalf of the stockholders listed below. Except as indicated by the footnotes below, we believe, based on the information available to us, that the persons named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.
Percentage of beneficial ownership is calculated based on 29,927,779 shares of common stock outstanding on April 5, 2019. We have determined beneficial ownership in accordance with SEC rules. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed as outstanding shares of common stock subject to stock options held by that person that are currently exercisable or exercisable within 60 days of April 5, 2019. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Except otherwise indicated in the footnotes below, the address of each beneficial owner listed in the table is Zovio Inc, 8620 Spectrum Center Blvd, San Diego, California 92123.

	Number of Shares Held	Number of Shares Subject to Options Exercisable within 60 Days	Total Shares Beneficially Owned
Name of Beneficial Owner			Number	%
Principal Stockholders
Schroder Investment Management, LTD (1)	2,865,700	—	2,865,700	9.6%
Nantahala Capital Management, LLC (2)	2,348,865	—	2,348,865	7.8%
Dimensional Fund Advisors, LP (3)	2,246,419	—	2,246,419	7.5%
Renaissance Technologies, LLC (4)	1,513,358	—	1,513,358	5.1%
Cloverdale Capital Management, LLC (5)	1,364,425	—	1,364,425	4.6%
Directors and Executive Officers
Teresa S. Carroll	3,063	—	3,063	*
Andrew S. Clark (6)	746,485	860,457	1,606,942	5.2%
Ryan D. Craig	28,889	41,214	70,103	*
L. Dale Crandall	43,176	41,214	84,390	*
Joseph L. D'Amico	16,355	10,000	26,355	*
Robert D. Hartman (7)	73,196	34,940	108,136	*
Michael B. Horn	14,613	—	14,613	*
Anurag S. Malik	32,773	10,054	—	*
Kirsten M. Marriner	3,063	—	3,063	*
Thomas J. McCarty	6,755	10,775	17,530	*
Victor K. Nichols	22,791	28,034	50,825	*
George P. Pernsteiner	14,613	—	14,613	*
Kevin S. Royal	32,054	10,020	42,074	*
Diane L. Thompson	77,906	213,264	291,170	*

All Directors and Executive Officers as a Group (20 Persons)	1,176,716	1,384,461	2,561,177	8.2%

*	Less than one percent.

(1)	Based on the Schedule 13G, the address for Schroder Investment Management, LTD is 7 Bryant Park, 19th Floor, New York, NY 10018.

(2)	Based on the Schedule 13G, the address for Nantahala Capital Management, LLC is 19 Old Kings Highway S, Suite 200, Darien, CT 06820.

(3)	Based on the Schedule 13G, the address for Dimensional Fund Advisors, LP is Building One, 6300 Bee Cave Road, Austin, TX 78746.

(4)	Based on the Schedule 13G, the address for Renaissance Technologies, LLC is 800 Third Avenue, New York, NY 10022.

(5)	Based on the Schedule 13G, the address for Cloverdale Capital Management, LLC is 2651 N. Harwood, Suite 500, Dallas, TX 75201.

(6)	Includes 513,444 shares of common stock held by the Clark Family Trust, dated July 8, 1998.

(7)	In connection with the Annual Meeting, Robert D. Hartman will retire from our Board and is not standing for re-election.

PROPOSAL 1
ELECTION OF DIRECTORS
Board Composition
As of the date of this proxy statement, the Board consists of nine members. Our bylaws provide that the number of directors will be fixed from time to time by resolution of the Board. All directors hold office until their successors have been elected and qualified or until their earlier death, resignation, disqualification or removal. We have divided the terms of office of the directors into three classes:

•	Class I, whose term expires at the 2019 Annual Meeting of Stockholders;

•	Class II, whose term expires at the 2020 Annual Meeting of Stockholders; and

•	Class III, whose term expires at the 2021 Annual Meeting of Stockholders.
Class I consists of Robert D. Hartman, Victor K. Nichols and George P. Pernsteiner, Class II consists of L. Dale Crandall, Ryan D. Craig and Michael B. Horn, and Class III consists of Andrew S. Clark, Teresa S. Carroll and Kirsten M. Marriner. At each annual meeting of stockholders, the successors to directors whose terms then expire will serve from the time of election and qualification until the third annual meeting following election and until their successors are duly elected and qualified. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one third of the directors.
At the Annual Meeting, Robert D. Hartman will retire from our Board and is not standing for re-election. The Board would like to thank Mr. Hartman for his dedicated service to the company. In connection with the retirement of Mr. Hartman as a director, our Board intends to reduce the authorized number of directors from nine to eight to be effective as of the Annual Meeting with the elimination of a Class I directorship.
Nominees for Election at the Annual Meeting
The Nominating and Governance Committee recommended, and the Board nominated, Robert D. Hartman, Victor K. Nichols and George P. Pernsteiner as nominees for election to the Board as Class I directors at the Annual Meeting. As mentioned above, Robert D. Hartman has subsequently decided to retire from our Board and he will not stand for re-election at our Annual Meeting. If elected, Victor K. Nichols and George P. Pernsteiner will continue as directors and their terms will expire at the 2022 Annual Meeting of Stockholders.
Information about the Board of Directors
The names and certain information regarding each member of the Board, including the nominees for election to the Board as Class I directors at the Annual Meeting, are set forth below. The following information has been furnished to us by the directors.
Andrew S. Clark, age 53, has served as our Chief Executive Officer and a director since November 2003 and as our President since February 2009. Mr. Clark also served from March 2005 to December 2008 on the Board of Trustees for Ashford University and served on the Board of Trustees of University of the Rockies from September 2007 to August 2010. Prior to joining us in November 2003, Mr. Clark consulted with several private equity firms examining the postsecondary education sector. Prior to 2003, Mr. Clark worked for Career Education Corporation as Divisional Vice President of Operations and Chief Operating Officer for American InterContinental University in 2002. From 1992 to 2001, Mr. Clark worked for Apollo Group, Inc. (University of Phoenix), where he served in various management roles, culminating in his position as Regional Vice President for the Mid-West region from 1999 to 2001. Mr. Clark earned a B.A. from Pacific Lutheran University and an M.B.A. from the University of Phoenix. Mr. Clark brings to the Board over 19 years of experience in the postsecondary education sector, as well as a deep understanding of our business and its history that he has acquired since he founded Bridgepoint Education, Inc. (now Zovio Inc) in 2004.
Teresa S. Carroll, age 53 has served as a director of our company since March 2018. Ms. Carroll is the Executive Vice President, President, Global Talent Solutions and General Manager - Sales, Marketing and HR for Kelly Services, Inc., a position that she has held since May 2017, and has served as an officer of Kelly Services, Inc. since 2000.  Ms. Carroll earned a B.S. in Industrial Engineering from GMI Engineering and Management Institute (now Kettering) and an M.B.A. from the University of Michigan. Ms. Carroll brings to the Board deep understanding of talent and skill challenges in the life sciences, energy, manufacturing, finance and insurance, consumer goods, and various other industries gained through her experience as the executive of a global workforce solutions company.

Ryan D. Craig, age 47, has served as a director of our company since November 2003. Mr. Craig is a founding partner of University Ventures, an investment fund focused on innovation from within higher education. Prior to University Ventures, he founded and served as President of Wellspring, an organization providing treatment programs for overweight and obese adolescents. From 2001 to 2004, Mr. Craig was an Associate at Warburg Pincus LLC in the education sector. From 1999 to 2001, Mr. Craig served as Vice President Business Development for Fathom, a consortium of universities, museums and libraries. From 1994 to 1996, he worked as a consultant with McKinsey & Company. Mr. Craig earned a B.A. from Yale University and a J.D. from Yale Law School. Mr. Craig currently serves on the boards of seven privately held companies. Mr. Craig brings to the Board extensive expertise in the postsecondary education sector and a long history with our business, which enables him to provide key strategic vision.
L. Dale Crandall, age 77, has served as a director of our company since December 2008. Mr. Crandall founded Piedmont Corporate Advisors, Inc., a private financial consulting firm, in 2003 and currently serves as its President. From April 2000 to June 2002, Mr. Crandall served as the President and Chief Operating Officer of Kaiser Foundation Health Plan Inc. and Kaiser Foundation Hospitals. From June 1998 to March 2000, Mr. Crandall served as the Senior Vice President and Chief Financial Officer of Kaiser Foundation Health Plan Inc. and Kaiser Foundation Hospitals. Mr. Crandall also serves as a director for Endurance International Group, Inc. and two private companies. Within the last five years, Mr. Crandall also served as a director for Ansell Limited and Coventry Health Care, Inc. and as lead trustee for The Dodge & Cox Mutual Funds. Mr. Crandall earned a B.A. from Claremont McKenna College and an M.B.A. from the University of California, Berkeley, and is a certified public accountant (inactive). Mr. Crandall brings to the Board a strong foundation in financial reporting and accounting matters for complex organizations, as well as executive leadership and management experience.
Robert D. Hartman, age 70, has served as a director of our company since November 2006. Mr. Hartman is not standing for re-election to our Board at the Annual Meeting. Mr. Hartman is currently a private investor. From 1979 to September 2005, Mr. Hartman served in various management roles for Universal Technical Institute, including President, Chief Executive Officer and Chairman of the Board. During the 1980s, Mr. Hartman served as Chairman of the Arizona State Board for Private Postsecondary Education and was Founder and Chairman of the Western Council of Private Career Schools. Mr. Hartman currently serves on the board of one privately held company. Mr. Hartman earned a B.A. from Michigan State University and an M.B.A. from DePaul University. Mr. Hartman provides the Board with the insight generated by decades of experience in the postsecondary education sector, as well as experience in management and corporate governance.
Michael B. Horn, age 39, has served as a director of our company since August 2017. Mr. Horn currently serves as the owner of Horn-Ed LLC, serving as Board Member, advisor, and consultant to a portfolio of education companies. Mr. Horn has also been a Venture Partner for Nextgen Venture Partners since 2017. Mr. Horn has served as the Chief Strategy Officer and Senior Partner at The Entangled Group and Entangled Solutions since October 2015 and as Co-Founder, Distinguished Fellow, and Board Member of Clayton Christensen Institute for Disruptive Innovation since October 2015. Previously, Mr. Horn served as Co-Founder and Executive Director, Education, of the Clayton Christensen Institute for Disruptive Innovation from 2007 through October 2015. Mr. Horn earned a B.A. in History from Yale University and an M.B.A. from the Harvard Business School. Mr. Horn brings to the Broad significant expertise in innovation across sectors with a deep focus on innovation and quality assurance in higher education and its strategic and organizational implications.
Kirsten M. Marriner, age 46, has served as a director of our company since March 2018. Ms. Marriner is the executive vice president - chief people officer of the Clorox Company, a position she has held since March 2016. Prior to joining the Clorox Company, she served as senior vice president and chief human resources officer at Omnicare, from March 2013 to August 2015. She served in various leadership roles, including as senior vice president, director of talent management and development at Fifth Third Bank, from October 2004 to March 2013. Ms. Marriner earned a B.S. in Industrial/Organizational Psychology from John Carroll University and an M.B.A. from Cleveland State University. Ms. Marriner brings to the Board her executive leadership experience across a variety of industries and expertise on human resources.
Victor K. Nichols, age 62, has served as a director of our company since September 2014. Mr. Nichols is currently the Chairman of Harland Clarke Holdings, a portfolio of companies optimizing customer relationships through a broad variety of omni-channel solutions. Mr Nichols was previously Chief Executive Officer of Harland Clarke Holdings from January 2017 until December 2018. Prior to this role, Mr. Nichols served as the Chief Executive Officer of Valassis, a wholly-owned subsidiary of Harland Clarke Holdings. He has also served as Chief Executive Officer for North America at Experian, a global leader in data and analytics based information systems, as well as the Managing Director UK and EMEA at Experian. In addition, Mr. Nichols has held strategic roles as Chief Information Officer for Wells Fargo & Company, and Chief Executive Officer of Vicor, a company delivering advanced corporate receivables management solutions. His experience also includes serving as the President of Safeguard Business Systems, as well as various senior leadership positions at Bank of America managing the consumer lending business and retail operations. Mr. Nichols currently sits on public and charitable company boards and advisory committees, including Bank of Hawaii Corporation, MiTek and the Economic Leadership Council of UCSD. Mr. Nichols holds a B.A. in Economics from the University of California, San Diego and an M.B.A. from the

University of California, Berkeley. Mr. Nichols brings to the Board extensive business and leadership experience across multiple industries, which enables him to provide key operational and management perspective.
George P. Pernsteiner, age 70, has served as a director of our company since August 2017. Mr. Pernsteiner has over 28 years of experience serving in several leadership posts in the post-secondary education system. From September 2013 through August 2017, he served as President of the State Higher Education Executive Officers Association, which represents chancellors and commissioners of higher education from every state. Mr. Pernsteiner also served as Chancellor of the Oregon University System from July 2004 through May 2013. Mr. Pernsteiner has a B.A. in Political Science from Seattle University and an M.P.A. from the University of Washington in Public Administration. Mr. Pernsteiner brings to the Board broad experience in managing universities and in developing and advancing education policies and practices.
Vote Required
Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at a meeting at which a quorum is present. Shares represented by proxy will be voted, if authority to do so is not withheld, for the election of the two nominees for election as Class I directors named above. Abstentions and broker non-votes will be counted as present for purposes of determining the presence of a quorum. If a quorum is present, the two nominees for Class I director receiving the highest number of votes will be elected as Class I directors. Abstentions and broker non-votes will have no effect on the outcome of the vote. The proxy holders may not vote the proxies for a greater number of persons than the number of nominees named. If any nominee should be unavailable for election as a result of an unexpected occurrence, shares will be voted for the election of such substitute nominee as the Board may propose. Each person nominated for election has agreed to serve if elected, and the Board has no reason to believe that any nominee will be unable to serve.
THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION
AS A CLASS I DIRECTOR OF EACH NOMINEE LISTED ABOVE.

CORPORATE GOVERNANCE
Director Independence
The Board has affirmatively determined that Ms. Carroll, Ms. Marriner and Messrs. Craig, Crandall, Hartman, Horn, Pernsteiner and Nichols have no material relationships with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us) and, accordingly, each of the foregoing members of the Board were determined to be independent under the rules of the New York Stock Exchange (“NYSE”). Mr. Clark is not independent under NYSE rules because he is employed by us.
In determining whether directors were independent under NYSE rules, the Board considered the matters discussed in the section entitled “Certain Relationships and Related Transactions” below. There are no family relationships between any of our directors and executive officers. There are currently no legal proceedings, and during the past ten years there have been no legal proceedings, that are material to the evaluation or the ability or integrity of any of our directors or director nominees.
Leadership Structure of the Board of Directors
Pursuant to our bylaws and Corporate Governance Guidelines, the Board has the following general leadership structure:

•
The positions of Chief Executive Officer and Chairman of the Board are separate, but may be held by the same individual. The positions of Chief Executive Officer and Chairman of the Board are currently held by Messrs. Clark and Pernsteiner, respectively.

•
The Chairman of the Board presides at meetings of the Board and, so long as the Chairman of the Board is an independent director, also presides at executive sessions of the non-management and/or independent directors.

•
If the Chairman of the Board is not an independent director, the independent directors will appoint one independent director to serve as “lead independent director.” In that scenario, the lead independent director will preside at executive sessions of the non-management and/or independent directors, preside at meetings of the Board in the absence of the Chairman of the Board, review agendas for meetings of the Board with the Chief Executive Officer and Chairman of the Board, and assume such other functions as the Board may deem appropriate.

•	The Chief Executive Officer and the Chairman of the Board jointly establish the agenda for each meeting of the Board, though any director may request the inclusion of items on the agenda.
Our Corporate Governance Guidelines are available on our website at http://www.zovio.com under “Investor Relations — Corporate Governance Highlights.” Because Mr. Pernsteiner currently serves as Chairman of the Board and is an independent director, the Board does not currently have a lead independent director. The Board has determined that this leadership structure, specifically the separation of the Chief Executive Officer and Chairman of the Board positions, is appropriate for our company because, in the judgment of the Board, an independent Chairman of the Board (or lead independent director, if the Chairman of the Board is not an independent director) is best positioned to express to management the views of the Board (and, particularly, the independent directors) and to provide constructive feedback to the Chief Executive Officer regarding management's performance.
Board Committees
The Board has an Audit Committee, a Compensation Committee, Nominating and Governance Committee and M&A Oversight Committee. These committees operate under written charters, which are available on our website at http://www.zovio.com under “Investor Relations — Corporate Governance Highlights.” The Board has determined that all members of these committees satisfy the applicable independence requirements under NYSE rules. The members of the committees are identified in the table below. In connection with the Annual Meeting, Robert D. Hartman will retire from our Board and is not standing for re-election. After the date of the Annual Meeting, Mr. Hartman will no longer be a member of the Audit Committee or the Nominating and Governance Committee.

Director	Audit Committee	Compensation Committee	Nominating and Governance Committee	M&A Oversight Committee
Teresa S. Carroll	Member	—	—	—
L. Dale Crandall	Chair	Member	—	Member
Ryan D. Craig	Member	—	Chair	Chair
Robert D. Hartman	Member	—	Member	—
Kirsten M. Marriner	—	Member	—	—
Michael B. Horn	—	—	Member	—
Victor K. Nichols	Member	Chair	—	Member
George P. Pernsteiner	—	Member	—	Member
The Audit Committee is responsible primarily for overseeing (i) the services provided by our independent registered public accounting firm, (ii) the integrity of our financial statements and internal control over financial reporting, and (iii) risk management, internal audit and our compliance with legal and regulatory requirements. Mr. Crandall, the Chair of the Audit Committee, has been determined by the Board to be an audit committee financial expert. The Audit Committee held nine meetings in 2018.
The Compensation Committee is responsible primarily for evaluating and approving all compensation plans, policies and programs as they affect our executive officers, administering our equity compensation plans, and reviewing the compensation of the Board. For information regarding the Compensation Committee's processes and procedures, including (i) the scope of authority of the Compensation Committee and (ii) the role of executive officers and compensation consultants in determining or recommending the amount or form of executive and director compensation, see “Executive Compensation — Compensation Discussion and Analysis” below. The Compensation Committee held nine meetings in 2018.
The Nominating and Governance Committee is responsible primarily for identifying, evaluating and recommending to the Board nominees for election or appointment to the Board and committees of the Board, evaluating the performance and independence of the Board and of individual directors, and evaluating the adequacy of our corporate governance practices. The Nominating and Governance Committee held six meetings in 2018.
Meetings of the Board of Directors and Board Committees
The Board has regularly scheduled meetings at least quarterly, and the committees of the Board usually meet at least as often. Our independent directors hold executive sessions without management present at least once per quarter. During 2018, the Board held eight meetings. Each director attended at least 75% of the aggregate number of meetings held by the Board and all applicable committees of the Board during the period that he or she served. It is our policy to encourage members of the Board to attend our annual meetings of stockholders; all directors attended the 2018 Annual Meeting of Stockholders.
Role of the Board of Directors in Risk Oversight
Management is responsible for day-to-day risk management at our company. The role of the Board is to provide oversight of the processes designed to identify, assess and monitor key risks and risk mitigation activities. The Board fulfills its risk oversight responsibilities through (i) the receipt of reports directly from managers responsible for the management of particular business risks and (ii) the receipt of reports from each committee chair regarding such committee's oversight of specific risk topics.
Delegation of Risk Oversight
The Board has delegated oversight of specific risk areas to its committees. For example, the Audit Committee is tasked with overseeing risk management at our company with respect to financial matters and the adequacy of our internal control over financial reporting. Pursuant to its charter, the Audit Committee is required, among other things, to discuss with management our policies with respect to risk assessment and risk management, including guidelines and procedures to govern the process by which risk assessment and risk management are handled, and to review our major risk exposures and the steps management has taken to monitor, control and report such exposures. The Audit Committee typically has these discussions with management at least once per quarter, and the Chair of the Audit Committee subsequently reports on these discussions to the full Board. Similarly, the Compensation Committee assists the Board in overseeing risks arising from our compensation policies and practices, and the Nominating and Governance Committee assists the Board in overseeing risks associated with corporate governance, director and executive officer succession planning, board membership and board structure. The Board then discusses significant risk management issues with the Chief Executive Officer and other members of the management team and recommends appropriate action.

Enterprise Risk Management
At the direction of the Board and the Audit Committee, we have developed and implemented an enterprise risk management (“ERM”) process for our company. The ERM process is managed by a steering committee comprised of representatives from each of our company's principal business units in consultation with our executive team. The ERM steering committee meets at least quarterly to evaluate current risks, identify new risks, quantify the likelihood and potential impact of such risks, and develop mitigation plans for such risks. Additionally, each quarter a representative of the ERM steering committee presents to, and receives feedback from, the Board regarding our outstanding risks and related mitigation plans.
Recoupment Policy
To help mitigate risk, the Board has adopted a Policy on Recoupment of Compensation (the “Recoupment Policy”) pursuant to which certain key employees may be directed to return to us performance-based compensation they previously received if either:

•
there is a restatement of any of our financial statements previously filed with the SEC (regardless of whether there was any misconduct), other than those due to changes in accounting principles, and the restated financial results would have resulted in a lesser amount of performance-based compensation being paid to them; or

•
their intentional misconduct, gross negligence or failure to report intentional misconduct or gross negligence by one of our employees (or service providers) either (i) was a contributing factor or partial factor to having to restate any of our financial statements previously filed with the SEC or (ii) constituted fraud, bribery or any other unlawful act, or contributed to another person's fraud, bribery or other unlawful act, which in each case adversely impacted our finances, business and/or reputation.

In the event of a restatement of our financial statements, the Compensation Committee will review performance-based compensation awarded or paid to the key employees that was attributable to performance during the applicable time periods. To the extent permitted by applicable law, the Compensation Committee will make a determination as to whether, and how much, compensation is to be recouped by us on an individual basis. If there has been no misconduct as described above, any recoupment of compensation will be limited to a three-year lookback period from the date the financial or accounting irregularity was discovered by us and brought to the attention of the Compensation Committee.
Moreover, if the Compensation Committee determines that a key employee has engaged in misconduct, the Compensation Committee may take such actions with respect to such employee as it deems to be in our best interests and necessary to remedy the misconduct and prevent its recurrence. To the extent permitted by applicable law, such actions can include, among other things, recoupment of compensation (which would not be limited to the three-year lookback period referenced above), adjustment of future compensation, cancellation of grants or vesting of equity-based compensation, recoupment of profits gained by such employee on any stock issued to such employee regardless of when issued, and/or disciplinary actions up to and including termination of employment. The Compensation Committee's power to determine the appropriate remedy is in addition to, and not in replacement of, remedies imposed by law enforcement agencies, regulators or other authorities.
Communications with the Board of Directors
We have adopted a formal process by which security holders and other interested parties may communicate with the Board, which policy is available on our website at http://www.zovio.com under “Investor Relations — Corporate Governance Highlights.” Interested parties may send communications to the non-management members of the Board. Communications to the Board must either be in writing and sent care of the Secretary by mail to our offices at 8620 Spectrum Center Blvd, San Diego, California 92123, or delivered via e-mail to secretary@zovio.com. This centralized process will assist the Board in reviewing and responding to stockholder and interested party communications in an appropriate manner. The name of any specific intended recipient should be noted in the communication. All communications must be accompanied by the following information:

•	if the person submitting the communication is a security holder, a statement of the type and amount of securities of our company the person holds;

•
if the person submitting the communication is not a security holder and is submitting the communication to the non-management directors as an interested party, the nature of the person's interest in our company;

•	any special interest, meaning an interest not in the capacity of a stockholder of our company, of the person in the subject matter of the communication; and

•	the address, telephone number and e-mail address, if any, of the person submitting the communication.

Communications should be addressed to the attention of the Secretary and should not exceed 500 words in length, excluding the information required to accompany the communication as described above. The Board has instructed the Secretary to forward such correspondence to the Board; however, before forwarding any correspondence, the Board has also instructed the Secretary to review such correspondence and, in the Secretary's discretion, not to forward certain items if they are deemed of a personal, illegal, commercial, offensive or frivolous nature or otherwise inappropriate for director consideration.
Consideration of Director Nominees
Director Qualifications
The Nominating and Governance Committee evaluates all incumbent, replacement or additional nominees for election as directors, taking into account (i) all factors the committee considers appropriate, which may include career specialization, relevant technical skills or financial acumen, diversity of viewpoint and industry knowledge, and (ii) the following minimum qualifications:

•	Each director nominee must have displayed the highest personal and professional ethics, integrity and values, and sound business judgment;

•
Each director must be highly accomplished in his or her respective field, with superior credentials and recognition and broad experience at the administrative and/or policy making level in business, government, education, technology or public interest;

•	Each director must have relevant expertise and experience, and be able to offer advice and guidance to the Chief Executive Officer based on that expertise and experience;

•	Each director must be able to represent all of our stockholders and be committed to enhancing long-term stockholder value; and

•	Each director must have sufficient time available to devote to activities of the Board and to enhance his or her knowledge of our business.
In determining whether to recommend a director for re-election to the Board, the Nominating and Governance Committee also considers the director's past attendance at meetings and participation in and contributions to the activities of the Board and any applicable committees of the Board.
The Nominating and Governance Committee has also determined that no person may be nominated or elected for directorship if he or she has attained the age of 75; provided that if a director reaches the age of 75 after he or she has been elected as a director, he or she may remain a director until his or her term has expired and his or her successor is elected and shall qualify.
The Nominating and Governance Committee does not have a formal policy governing the consideration of diversity in identifying nominees for director.
Stockholder Recommendations and Nominees
The Nominating and Governance Committee has not received director candidate recommendations from our stockholders and does not have a formal policy regarding consideration of such recommendations. The Board believes this is appropriate, as any recommendations received from stockholders will be evaluated in the same manner as potential nominees suggested by members of the Board or management. Stockholders wishing to recommend a candidate for director should write to our Secretary at Zovio Inc, Attn: Secretary, 8620 Spectrum Center Blvd, San Diego, California 92123.
To be considered, the recommendation of a director candidate must include the following written information: (i) the stockholder's name and contact information; (ii) a statement that the writer is a stockholder and is proposing a candidate for consideration by the Nominating and Governance Committee; (iii) the name of, and contact information for, the candidate and a statement that the candidate is willing to be considered and serve as a director, if nominated and elected; (iv) a statement of the candidate's business, educational experience and qualifications; (v) information regarding each of the factors listed under “Director Qualifications” above sufficient to enable the Nominating and Governance Committee to evaluate the candidate; (vi) a statement of the value that the candidate would add to the Board; (vii) a statement detailing any relationship between the candidate and any customer, supplier or competitor of our company; (viii) detailed information about any relationship or understanding between the proposing stockholder and the candidate; and (ix) a list of three character references, including complete contact information for such references. To give the Nominating and Governance Committee sufficient time to evaluate a recommended director candidate for the 2020 Annual Meeting of Stockholders, the recommendation should be received by our Secretary at our principal executive offices no later than November 27, 2019, which is the 120th calendar day before the first anniversary of the date our proxy statement was mailed to stockholders in connection with the Annual Meeting.
In addition, our bylaws permit stockholders to nominate directors for consideration at an annual meeting. For a description of the process for nominating directors in accordance with our bylaws, see “Stockholder Proposals for the 2020 Annual Meeting of Stockholders” above.
Identification and Evaluation of Nominees for Director
The Nominating and Governance Committee uses a variety of methods for identifying and evaluating nominees for director. The Nominating and Governance Committee regularly assesses the appropriate size and composition of the Board, the needs of the Board and each committee of the Board, and the qualifications of candidates in light of these needs. Candidates may come to the attention of the Nominating and Governance Committee through stockholders, management, current members of the Board or search firms. The evaluation of these candidates may be based solely upon information provided to the Nominating and Governance Committee or may also include discussions with persons familiar with the candidate, an interview of the candidate or other actions the Nominating and Governance Committee deems appropriate, including the use of third parties to review candidates.
Code of Ethics
We have adopted a written Code of Ethics applicable to the Board and our officers and employees, including our principal executive officer, principal financial officer and principal accounting officer, in accordance with the rules of the Nasdaq and the SEC. The Code of Ethics is available on our website at http://www.zovio.com under “Investor Relations — Corporate Governance Highlights.”
Compensation Committee Interlocks and Insider Participation
During 2018, no executive officer of our company (i) served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on our Compensation Committee, (ii) served as a director of another entity, one of whose executive officers served on our Compensation Committee, or (iii) served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director of our company.
Director Compensation
The following table presents compensation information for our non-employee directors for 2018. Mr. Clark's compensation is presented in the Summary Compensation Table below and the related explanatory tables. Mr. Clark does not receive any additional compensation for his services as a director.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)	Stock Awards ($)(1)	Total ($)
Teresa S. Carroll	45,000	—	82,565	127,565
L. Dale Crandall	82,500	—	82,565	165,065
Ryan D. Craig	70,000	—	82,565	152,565
Robert D. Hartman (2)	65,000	—	82,565	147,565
Michael B. Horn	55,000	—	82,565	137,565
Kirsten M. Marriner	43,125	—	82,565	125,690
Victor K. Nichols	75,000	—	82,565	157,565
George P. Pernsteiner	95,000	—	82,565	177,565

(1)
Represents the grant date fair value of the restricted stock unit award, computed in accordance with FASB ASC Topic 718. The valuation methodology used to calculate this amount is discussed in Note 16, “Stock-Based Compensation,” to our annual consolidated financial statements for the year ended December 31, 2018, which are included in our Annual Report on Form 10-K for the year ended December 31, 2018 filed with the SEC on March 12, 2019.

(2)	In connection with the Annual Meeting, Robert D. Hartman will retire from our Board and is not standing for re-election.

The following table presents the total number of shares subject to either options outstanding or unreleased RSUs, as well as the number of shares subject to vested exercisable options, for each non-employee director as of December 31, 2018.

Director	Total Number of Options Outstanding or Unreleased RSU's	Number of Vested Exercisable Options
Teresa S. Carroll	12,250	—
Ryan D. Craig	53,464	41,214
L. Dale Crandall	53,464	41,214
Robert D. Hartman (1)	53,464	41,214
Michael B. Horn	19,337	—
Kirsten M. Marriner	12,250	—
Victor K. Nichols	40,284	28,034
George P. Pernsteiner	19,337	—
(1) In connection with the Annual Meeting, Robert D. Hartman will retire from our Board and is not standing for re-election.
The following table presents our non-employee director compensation program effective beginning in November 2017. The Compensation Committee reviews director compensation annually, including fees, retainers and equity compensation, as well as total compensation, and makes recommendations to the Board regarding the compensation program. In 2018, the Compensation Committee worked with Mercer, LLC, Korn Ferry Hay Group and Pearl Meyer, compensation consultants, in determining appropriate changes to director compensation.

Position	Annual Cash Retainer ($)		Annual Equity Award ($)
Continuing Director	50,000		85,000	(3)
Board of Directors Chair	50,000	(1)	—
Audit Committee Chair	15,000	(2)	—
Compensation Committee Chair	10,000	(2)	—
Nominating and Governance Committee Chair	5,000	(2)	—
Audit Committee Member	10,000		—
Compensation Committee Member	7,500		—
Nominating and Governance Committee Member	5,000		—

(1)	The annual cash retainer for serving as board chair was paid in addition to the annual cash retainer for board membership.

(2)	The annual cash retainer for serving as committee chair was paid in addition to the annual cash retainer for committee membership.

(3)
The annual equity award could be comprised of a combination of stock option awards and restricted stock unit awards. The annual stock option award has a 10-year term and an exercise price equal to the fair market value of our common stock on the date of grant, and will vest in full on the first anniversary of the date of grant, subject to the continuing service of the director. The annual stock option may vest in full or in part in connection with a Change of Control (as defined in the 2009 Plan). The annual restricted stock units vest in full on the first anniversary of the date of grant, subject to the continuing service of the director. Directors receive an initial grant of restricted stock units with vest over four years on the anniversary date of the grant, subject to the continuing service of the director.

EXECUTIVE OFFICERS
Our executive officers are appointed by, and serve at the discretion of, the Board. Each executive officer is a full-time employee of Zovio. The names of our executive officers and their ages, titles and biographies are set forth below:

Name	Age	Position
Andrew S. Clark	53	Founder, President and CEO and Director
Kevin S. Royal	54	Executive Vice President/Chief Financial Officer
Joseph L. D'Amico	69	Senior Advisor to the CEO
Steven R. Burkholder	40	Vice President, Chief Accounting Officer and Corporate Controller
Diane L. Thompson	63	Executive Vice President, Secretary and General Counsel
Vickie L. Schray	59	Executive Vice President and Chief External Affairs Officer
Gregory J. Finkelstein	50	Executive Vice President/Chief Operating Officer
John W. Semel	49	Executive Vice President/Chief Strategy Officer
Marcus B. Brown	51	Executive Vice President/Chief People Officer
Thomas J. McCarty	54	Senior Vice President/Chief Marketing Officer
Umang Jain	44	Executive Vice President/Chief Technology Officer
Anurag S. Malik	43	President and CEO of Learn@Forbes
Andrew S. Clark is the Founder of our company and has served as our Chief Executive Officer and as a director of our company since November 2003 and as our President since February 2009. Mr. Clark also served from March 2005 to December 2008 on the Board of Trustees for Ashford University and served on the University of the Rockies Board of Trustees from September 2007 to August 2010. Prior to joining us in November 2003, Mr. Clark consulted with several private equity firms examining the postsecondary education sector. Prior to 2003, Mr. Clark worked for Career Education Corporation as Divisional Vice President of Operations and Chief Operating Officer for American InterContinental University in 2002. From 1992 to 2001, Mr. Clark worked for Apollo Group, Inc. (University of Phoenix), where he served in various management roles, culminating in his position as Regional Vice President for the Mid-West region from 1999 to 2001. Mr. Clark earned an M.B.A. from the University of Phoenix and a B.A. from Pacific Lutheran University.
Kevin S. Royal joined us in October 2015 and serves as our Executive Vice President/Chief Financial Officer. Mr. Royal resigned from his position in October 2017 for personal reasons unrelated to the Company, and resumed service in the same position in April 2018. Prior to joining us, Mr. Royal was Senior Vice President, Chief Financial Officer, Treasurer and Secretary of Maxwell Technologies, Inc., a developer, manufacturer and marketer of energy storage and power delivery solutions from April 2009 to May 2015. From May 2005 until April 2009, Mr. Royal was Senior Vice President and Chief Financial Officer of Blue Coat Systems, Inc., a previously Nasdaq-listed developer and provider of application delivery network technology. From December 1996 until May 2005, Mr. Royal held a series of senior finance positions, culminating with his appointment as vice president and chief financial officer of Novellus Systems, Inc., an S&P 500 company that manufactures, markets and services semiconductor capital equipment. Before Mr. Royal joined Novellus, he spent 10 years with Ernst & Young LLP, where he became a certified public accountant. Mr. Royal currently serves as a director of one private company. Mr. Royal received his Bachelor of Business Administration from Harding University.
Joseph L. D'Amico joined us in October 2017 and currently serves as the Senior Advisor to the CEO. He served as our interim Chief Financial Officer from October 2017 to April 2018. Prior to joining us, Mr. D’Amico previously served as the President of Apollo Education Group, Inc. (“Apollo”) from December 2011 to March 2013, and Executive Vice President and Advisor to Apollo’s Chief Executive Officer from March 2013 until September 2013. Mr. D’Amico served as a consultant to Apollo beginning in September 2013 for a number of months. Mr. D’Amico subsequently returned to Apollo to serve as interim Chief Financial Officer from April 2015 until October 2015. Since August 2016, Mr. D’Amico is also a Senior Advisor to the Chairman of Vocado, LLC, a real-time student data platform that improves higher education funding, enrollment and performance through AI-enabled student finance management and actionable analytics.
Steven R. Burkholder has served as our Vice President, Chief Accounting Officer and Corporate Controller since June 1, 2017. Mr. Burkholder previously served as our Associate Vice President, Assistant Controller from September 2012. Prior to joining us, Mr. Burkholder served in various roles at PricewaterhouseCoopers LLP, a public accounting firm, from September 2001 to September 2012, culminating in his appointment as Senior Manager in June 2011. As Senior Manager, he led engagement teams including audit, information technology, valuation and tax professionals. Mr. Burkholder received his Bachelor of Science in Business Accounting with honors from the University of Minnesota - Carlson School of Management and is a certified public accountant.

Diane L. Thompson joined us in December 2008 and currently serves as our Executive Vice President, Secretary and General Counsel. Prior to her appointment as Executive Vice President, Secretary and General Counsel in October 2015, Ms. Thompson served as our Senior Vice President, Secretary and General Counsel. From September 1997 to November 2008, Ms. Thompson served in various management roles for Apollo Group, Inc. (University of Phoenix). From November 2000 to February 2006, Ms. Thompson served as Vice President/Counsel for Apollo Group, Inc. (University of Phoenix) and from March 2006 to November 2008, Ms. Thompson served as Chief Human Resources Officer. From October 1992 to July 1996, Ms. Thompson served as an attorney in the Pima County Attorney's Office in Tucson Arizona. Ms. Thompson earned a B.A. from St. Cloud University, an M.A. from Antioch University and a J.D. from the University of Arizona College of Law.
Vickie L. Schray joined us in January 2011 and currently serves as our Executive Vice President, Chief External Affairs Officer. Prior to Ms. Schray's current appointment in September 2018, Ms. Schray also served as Executive Vice President, Regulatory Affairs and Public Policy since October 2016, as well as our Senior Vice President, Regulatory Affairs and Public Policy and also as our Vice President Regulatory Affairs. Ms. Schray has over 20 years of experience in postsecondary education and has worked at the federal, state and institutional level. From 1998 to 2010, Ms. Schray served in various leadership positions with the U.S. Department of Education, including Acting Deputy Assistant Secretary in the Office of Postsecondary Education, Senior Policy Analyst in the Office of the Under Secretary, and as the Deputy Director for the Secretary of Education's Commission on the Future of Higher Education. Before her work with the Department of Education, Ms. Schray consulted for the National School-to-Work Opportunities Office and was Deputy Director of the National Skill Standards Board. Ms. Schray earned an M.S. at Portland State University and a B.S. at Oregon State University.
Gregory J. Finkelstein joined us in December 2018 and serves as our Executive Vice President, Chief Operating Officer. Mr. Finkelstein previously served as an Executive in Residence for the Education Opportunity Fund within Sterling Partners, a 35-year-old private equity firm with a broad set of industry foci including education and healthcare. Prior to joining Sterling, Mr. Finkelstein was a founder of Deltak, one of the first online program management (OPM) partnership businesses in the education sector, and after Deltak’s acquisition by John Wiley and Sons in 2012, he served as its Managing Director and Senior Vice President until early 2018. Mr. Finkelstein also previously worked with the investment group that funded Deltak and oversaw its Marketing and Human Capital expansion efforts in conjunction with his responsibilities at Deltak. Early in his career, Mr. Finkelstein was one of the lead operators of The Beacon Institute for Learning, a business similar to Deltak, managing many partnerships with public and private universities providing a suite of marketing, recruitment, retention and academic services that underpinned educational programs in the fields of technology and health sciences management. Mr. Finkelstein started his career in the technology industry as a network consultant/engineer with USConnect, a consortium of network integration and technology education companies. Mr. Finkelstein received his B.S. in Mechanical Engineering from Tulane University.
John W. Semel joined us in March 2019 and has served as our Executive Vice President, Chief Strategy Officer since that time. Mr. Semel was most recently interim Chief Strategy Officer of Mood Media, an international in-store customer engagement company, since 2018. At Mood Media, Mr. Semel drove strategic planning, strategic partnerships, and product development for new revenue sources. Prior to joining Mood Media, Mr. Semel served as the Chief Strategy Officer of John Wiley and Sons, a global leader in research and education, focusing on publishing, platforms and services for researchers, learners, universities, and corporations, from 2009 to 2017. At John Wiley and Sons, Mr. Semel helped build Wiley Solutions, its online education business. Over his career, Mr. Semel has held senior strategy and principal investment roles at MTV Networks, The Hearst Corporation, Everger Investment Associates, and PRIMEDIA. Mr. Semel began his career at J.P. Morgan and Company as an analyst and then associate in Equity Capital Markets and Syndicate before moving on to High Yield Capital Markets and Syndicate. Mr. Semel received his B.A. from Brown University and his M.B.S. from Harvard Business School.
Marcus B. Brown joined us in July 2014 and currently serves as our Executive Vice President/Chief People Officer. Prior to joining us, Mr. Brown served as the Vice President of Human Resources and Corporate Communications for Provide Commerce, an e-commerce retailer, from June 2011 to July 2014. From 2003 to 2011, Mr. Brown held various Vice President positions at PETCO Animal Supplies, Inc. and Encore Capital Group in San Diego, most recently serving as VP, HR for PETCO, a retailer of animal products and services, from May 2007 to July 2011. For the 20 years prior, Mr. Brown held various human resources, training and organizational development roles in large companies, including UnitedHealthcare, Best Buy, Honeywell, The Williams Companies and Bell Atlantic. Mr. Brown holds an M.S. from American University and a B.S. from Virginia Tech.
Thomas J. McCarty joined us in January 2017 and has served as our Senior Vice President/Chief Marketing Officer since that time. Prior to joining us, from January 2013 to December 2016, Mr. McCarty led his own marketing and management consulting firm, where his clients ranged from institutions of higher education to medium-sized businesses and non-profits. From October 2007 to November 2013, Mr. McCarty served in several roles at Apollo Education Group, a private education provider, including Senior Vice President of University Strategy for the University of Phoenix and Senior Vice President Product Marketing for Apollo Group Marketing. Prior to his employment with Apollo Education Group, Mr. McCarty led

Aptimus, Inc., an online advertising network, as the General Manager of the education business from 2005 to 2007. Mr. McCarty holds an M.B.A. in marketing from San Francisco State University and a bachelor’s degree from University of California, Berkeley.
Umang Jain joined us in March 2019 and has served as our Executive Vice President/Chief Technology Officer since that time. Mr. Jain was most recently Chief Information Officer at Hills Physicians Medical Group, the largest network of independent physicians in northern California, since 2016. Prior to joining Hill Physicians, Mr. Jain served in various roles at Blue Shield of California from 2007-2016, culminating in his position as Senior Director of Core Business Applications and Integration in 2015. Mr. Jain was also a Manager at Deloitte Consulting from 2000-2007. Mr. Jain holds an M.B.A. from University of California at Berkeley - Walter A. Haas School of Business, and a Bachelor of Technology from the Indian Institute of Technology.
Anurag S. Malik joined us in August 2016 and served as our Senior Vice President/Chief Information Officer through March 2019. Mr. Malik currently serves as President and CEO of Learn@Forbes, a Zovio business, a position to which he was appointed in August 2018. Prior to joining us, Mr. Malik served as Senior Vice President of Information Systems at SolarCity, a provider of full-service solar power systems, from April 2014 to August 2016. At SolarCity, he was responsible for new product development, quality assurance, IT and development operations, database administration, downstream analytics and business intelligence. From June 2012 to April 2014, Mr. Malik held the position of Vice President of Data Management for State Compensation Insurance Fund, a workers’ compensation insurance provider, where he led the development of the enterprise data warehouse and set up a big data solution. From September 2011 to June 2012, Mr. Malik served as Vice President of Data Management & Technical Operations for SendMe, Inc., a provider of direct to consumer mobile entertainment services, and prior to that he held the position of Senior Manager Business Intelligence for Esurance, Inc., a multi-line insurance company offering vehicle and property coverage. Mr. Malik holds an M.B.A. with a major in Finance from the Wharton School of the University of Pennsylvania and a Bachelor of Technology degree from the Indian Institute of Technology.
None of our executive officers has any family relationships with any of our other executive officers or directors. There currently are no legal proceedings, and during the past ten years there have been no legal proceedings, that are material to the evaluation of the ability or integrity of any of our executive officers.

EXECUTIVE COMPENSATION

Compensation Committee Report
The following Compensation Committee Report shall not be deemed to be “soliciting material” or to otherwise be considered “filed” with the SEC, nor shall such information be deemed incorporated by reference into any filing of ours under the Securities Act or the Exchange Act except to the extent we specifically incorporate it by reference into such filing.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the section entitled “Compensation Discussion and Analysis” be included in this proxy statement and incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

COMPENSATION COMMITTEE:
L. Dale Crandall
Kirsten M. Marriner
Victor K. Nichols (Chair)
George P. Pernsteiner

Compensation Discussion and Analysis
This Compensation Discussion and Analysis provides information about the material elements of compensation that are paid or awarded to, or earned by, our named executive officers (“NEOs”), which includes our principal executive officer, our principal financial officer, and our three other most highly compensated executive officers, as well as the strategic objectives that drive the design of our program. We had two principal financial officers serving at different times during fiscal year 2018. Therefore, for fiscal year 2018 we had six instead of five NEOs, who were:

•	Andrew S. Clark, Founder, President and Chief Executive Officer (“CEO”);

•	Kevin S. Royal, Executive Vice President/Chief Financial Officer (“CFO”);

•	Joseph L. D'Amico, Senior Advisor to the CEO/ Former Interim CFO;

•	Diane L. Thompson, Executive Vice President, Secretary and General Counsel;

•	Anurag S. Malik, Senior Vice President/Chief Information Officer (currently President and CEO, Learn@Forbes); and

•	Thomas J. McCarty, Senior Vice President/Chief Marketing Officer.
This Compensation Discussion and Analysis describes the compensation practices that were followed in fiscal year 2018, the numerical and other information contained in the Summary Compensation Table and related tables presented below, and actions taken regarding executive compensation before January 1, 2018 and after December 31, 2018 that we believe are necessary to understand our NEOs' compensation during fiscal year 2018.
Background
On April 2, 2019, we changed our name from Bridgepoint Education, Inc. to Zovio Inc. as part of our strategy to transform from providing postsecondary education services through one academic institution to being an education technology services provider to many third parties. This transformation is reflected in our recent acquisitions of Fullstack Academy, Inc., an immersive coding boot camp, and TutorMe.com, Inc., a provider of instant online tutoring services. This shift in strategy is also reflected in our recent hiring of a new Chief Operating Officer, Chief Strategy Officer and Chief Technology Officer to assist in accomplishing our transformation. In the context of this transformation strategy, this Compensation Discussion and Analysis contains not only a retrospective discussion of our compensation practices for fiscal year 2018 under our current business model but also prospective comments about our compensation plans for fiscal year 2019, as we transition to a new business model.

Compensation Philosophy and Objectives
The Compensation Committee is responsible for determining the compensation of our executive officers, including our NEOs. For fiscal year 2018, the Compensation Committee had three primary objectives in setting executive compensation: (i) to incentivize and reward our executive officers for maintaining and enhancing the quality of our educational institutions, (ii) to align the interests of our executive officers with our stockholders by encouraging our executive officers to increase the growth and profitability of our company, particularly as measured by revenue, EBITDA and certain qualitative measures that we believe are leading indicators of financial success, and (iii) to ensure our compensation program is competitive relative to the total compensation paid to executives in the same or similar positions and with similar responsibilities at peer companies. For fiscal year 2019 the Compensation Committee is evolving its compensation philosophy to reflect the Company's new and evolving business model as an education technology services provider.
Executive Summary

•
Role of Comparative Market Data and Compensation Consultant. The Compensation Committee uses comparative market data to help determine the compensation of our executive officers, including our NEOs, and retained Mercer, LLC (“Mercer”), a compensation consultant, to formulate a report and advise the Compensation Committee regarding our compensation programs and executive compensation levels for fiscal year 2018. To gain additional perspectives on compensation later in the year as we begin transforming to our new business strategy, the Compensation Committee also retained Korn Ferry Hay Group (“Korn Ferry”) to advise the Compensation Committee in for a brief time from August 2018 to September 2018, and in September 2018, the Compensation Committee then retained Pearl Meyer & Partners, LLC (“Pearl Meyer”). On January 1, 2019, Pearl Meyer became the Compensation Committee's sole compensation consultant.

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Say-on-Pay Vote at 2017 Annual Meeting of Stockholders. At our 2017 Annual Meeting of Stockholders, we held an advisory, non-binding vote to approve the compensation of our NEOs, referred to as the say-on-pay vote. Our stockholders approved the compensation of our NEOs, with over 99% of the votes cast voted in favor of the say-on-pay proposal. The Compensation Committee believes this result affirms our stockholders' support of our approach to executive compensation.

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Elements of Executive Compensation. The compensation of our executive officers generally consists of an annual base salary, an annual performance-based cash bonus, annual grants of long-term incentive plan awards, such as stock options, restricted stock units (“RSUs”), market stock units (“MSUs”) and performance cash, and certain other benefits. The Compensation Committee believes that a substantial portion of the total compensation of our NEOs and other executive officers should be variable and tied to performance. Based on input from the compensation consultants and Mr. Clark, our CEO, the Compensation Committee reviewed and set our NEOs' annual base salaries and performance-based cash bonus targets, and awarded stock options, RSUs, MSUs and performance cash to our NEOs. Each of these elements is discussed in further detail below under the headings “2018 Annual Base Salaries,” “2018 Short Term Incentive Plan” and “2018 Long-Term Incentive Plan Awards,” as applicable.

The following chart sets forth the percentage breakdown of targeted total direct compensation for each of our NEOs for fiscal year 2018. Targeted total direct compensation consists of: (i) annual base salary, (ii) targeted annual performance-based cash bonus, (iii) long-term option awards (the fair value of stock options on the date of grant), (iv) long-term stock awards (the fair value of RSUs on the date of grant) and (v) long-term performance cash awards. The annual performance-based cash bonuses and the long-term performance cash awards reflected in the table below are targeted amounts (based on 100% achievement of the applicable performance goals), rather than actual bonus amounts or performance cash earned during fiscal year 2018. Actual performance-based cash bonus payouts and actual performance cash earned for achievement of the applicable fiscal year 2018 performance goals are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

2018 Targeted Total Direct Compensation
Variable, at-risk compensation in the form of targeted annual and long-term incentive compensation generally comprises the majority of targeted total direct compensation. This allocation is consistent with the Compensation Committee's compensation philosophy and objectives, specifically to incentivize and reward our executive officers for maintaining and enhancing the quality of our educational institutions and to further align the interests of our executive officers with the long-term objectives of our stockholders. Mr. D'Amico, our Interim Chief Financial Officer from October 2017 to April 2018 and who now serves as Senior Advisor to the CEO, was compensated through separate arrangements including a monthly salary and RSU grants.

•
2018 Short Term Incentive Plan. In March 2018, the Compensation Committee adopted the 2018 Short Term Incentive Plan (the “2018 STI Plan”) for our executive officers, which provides for an annual performance-based cash bonus based on the achievement of company-wide performance targets related to revenue, EBITDA and certain qualitative measures, weighted at 30%, 30% and 40%, respectively. The Compensation Committee believed this plan was appropriate to motivate our executive officers, including our NEOs, to achieve our strategic and operational objectives for fiscal year 2018.

•
2018 Long-Term Incentive Plan Awards. In March 2018, the Compensation Committee made potential awards, in the form of RSUs and/or performance cash, to our NEOs and other executive officers under the 2009 Plan as part of its annual grant. In October 2018, the Compensation Committee made potential awards, in the form of RSUs and MSUs, to our NEOs and other executive officers under the 2009 Plan as special retention and performance-based awards in connection with the ongoing conversion of the Company's academic institution, Ashford University, to a not-for-profit California public benefit corporation, the related separation of Ashford University from the Company, and subsequent transformation of the Company to an education technology services provider (the “Proposed Transactions”). The Compensation Committee believed these equity awards were appropriate to motivate and retain our NEOs and other executive officers, and to incentivize them to continue efforts to build long-term stockholder value.

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Severance and Change of Control Arrangements. The Compensation Committee believes that reasonable severance benefits are necessary to attract and retain qualified executives and are important because it may be difficult for such executives to find comparable employment within a short period of time following certain qualifying terminations. The Compensation Committee has also determined to provide change of control benefits for our NEOs and other executive officers to reduce the uncertainty surrounding a potential change of control, which could result in the departure and as a result distraction of such executives to the detriment of the Company and our stockholders during a potential acquisition. None of our executive officers, including our NEOs, are entitled to any gross up for change of control excise taxes. For additional information, see “Change of Control Arrangements” and “Other Payments upon Termination of Employment” below.

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Risk Mitigation. The Board has adopted a Policy on Recoupment of Compensation that requires our NEOs and other executive officers to return performance-based compensation to us under certain circumstances, including in the event of certain restatements of our financial statements or the executive's intentional misconduct or gross negligence. We also have an Insider Trading Policy that restricts our NEOs and other employees from entering into any speculative or hedging transactions with respect to our securities. For more information, see “Recoupment Policy” and “Transactions in Our Securities” below.

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Stock Ownership Guidelines. In December 2011, the Board, upon the recommendation of the Compensation Committee, adopted our Stock Ownership Guidelines to help align the interests of our executive officers with those of our stockholders. The Stock Ownership Guidelines provide that our NEOs and other executive officers, within five years of becoming subject to the guidelines, shall achieve the requisite level of ownership of our common stock. The covered executives may not sell shares of our common stock unless they will satisfy the applicable ownership guidelines following the sale. In May 2013, the guidelines were expanded to cover non-employee directors. For additional information, see “Stock Ownership Guidelines” below.

Role of Compensation Consultant and Use of Comparative Market Data
The Compensation Committee reviews our peer group and comparative market data annually to help determine the compensation of our NEOs and other executive officers, and enlisted the assistance of its compensation consultants generally to (i) construct and propose to the Compensation Committee a list of peer group companies and appropriate compensation surveys, (ii) compare the compensation of each of our executive officers, including our NEOs, to the compensation of similarly situated executive officers at such peer group companies and compensation surveys, (iii) advise the Compensation Committee regarding the proper amount and mix of compensation to be paid, and (iv) advise the Compensation Committee regarding the design of the Company's Short Term Incentive Plan and Long-Term Incentive Plan.
To assist in determining fiscal year 2018 executive compensation, management engaged the compensation consultants to review and assess our executive compensation programs and practices and to develop observations and recommendations based on such analysis. The Compensation Committee, in consultation with its compensation consultants, selected a broad peer group of similarly-sized public companies in the private education sector to conduct its analysis, which group is shown below. We believe it is important to maintain peer group stability, limiting changes to when they would improve market comparability or better align with selection criteria. We revised our peer group as compared to last year to remove one company, Capella Education Company, given that it was acquired by Strategic Education, Inc. (formerly Strayer Education, Inc.). Mercer advised the Compensation Committee with respect to year over year trends in annual cash and equity compensation adjustments, which the committee considered for purposes of its compensation decisions.

Career Education Corp	Universal Technical Institute, Inc.	Strategic Education, Inc.
Adtelem Global Education, Inc.	2U, Inc.	Lincoln Educational Services Corp.
Chegg, Inc.	K12, Inc.	American Public Education, Inc.
Grand Canyon Education, Inc.
The Compensation Committee determined that the peer group selected by Mercer was appropriate based on the business model, revenues, market values, revenue growth and EBITDA margins of such companies as compared to our company, and as such approved the peer group for 2018.
In November 2018, Pearl Meyer provided a written report summarizing its findings to the Compensation Committee regarding executive and board compensation considerations for the Company's proposed transition to an education technology services company. Pearl Meyer supplemented the previous for-profit-post-secondary education company peer group data with data from education technology services companies, as well as data from national compensation surveys for comparison to education technology services companies, and data from broad, general industry surveys for companies between $161 million and $1.796 billion in revenue (which we believe were reasonable comparables based on our projected revenue for fiscal year 2018 at the time). In assessing such data, Pearl Meyer applied premiums or discounts to peer group and/or to survey matches to reflect differences in job responsibilities and/or revenue scope between our company and the peer group and/or survey data. This data was not used to make any permanent pay changes to base salary, annual incentive targets or long-term incentive targets in 2018, but may be used going forward as we transition to an education technology services company.
The Compensation Committee initially engaged Mercer to consult for us with respect to 2009 executive compensation, and Mercer continued to consult for us on compensation matters until December 31, 2018. The Compensation Committee reviewed its compensation consultant relationship and needs during fiscal year 2018 and decided to retain a new compensation consultant to deliver a different perspective in light of our ongoing transformation into an education technology services provider. The Compensation Committee engaged Korn Ferry for a brief time from August 2018 to September 2018. In September 2018, the Compensation Committee then retained Pearl Meyer, with Pearl Meyer becoming the Compensation Committee's sole compensation consultant on January 1, 2019. While the Compensation Committee takes its compensation consultant's recommendations into consideration in making decisions regarding executive compensation, the Compensation

Committee is not obligated to follow its compensation consultant's recommendations, and may instead determine to pay amounts and/or forms of compensation other than as recommended by its compensation consultant. The Compensation Committee intends to periodically review its relationship with its compensation consultant.
Role of Stockholder Say-on-Pay Votes in Determining Compensation
We provide our stockholders with the opportunity to cast an advisory, non-binding vote regarding the compensation of our NEOs once every three years, referred to as the say-on-pay vote. At our 2017 Annual Meeting of Stockholders, over 99% of the votes cast on the say-on-pay proposal were voted in favor of the proposal. The Compensation Committee believes this result affirms our stockholders' support of our approach to executive compensation, and did not change our approach in fiscal year 2018 based on such result. The Compensation Committee will continue to consider the outcome of any future say-on-pay votes when evaluating our executive compensation practices and making future compensation decisions for our NEOs.
Role of Executive Officers in Determining Compensation
Mr. Clark, our CEO, reviews the reports prepared by the Compensation Committee's compensation consultant, which reports are prepared in conjunction with, and based on prior input from, the Compensation Committee. Mr. Clark then makes recommendations to the Compensation Committee regarding the amount and form of compensation he believes should be paid to our executive officers, other than himself. While the Compensation Committee takes Mr. Clark's recommendations into consideration in making decisions regarding executive compensation, the Compensation Committee is not obligated to follow his recommendations and exercises its discretion in modifying, accepting, or rejecting any recommended adjustments or awards recommended by Mr. Clark. With respect to the amounts and forms of compensation that are paid to Mr. Clark, the Compensation Committee and Mr. Clark may engage in limited discussion regarding his compensation, but any final decisions regarding his compensation are made by the Compensation Committee when he is not present.
Elements of Executive Compensation
The compensation of our executive officers, including our NEOs, generally consists of four components (although the Compensation Committee may also utilize other forms of compensation, such as special retention grants):

•	annual base salary;

•	annual performance-based cash bonus;

•	annual grants of long-term incentive plan awards, such as stock options, RSUs, MSUs and performance cash; and

•	certain other benefits, including severance and change of control arrangements.
The Compensation Committee believes that a substantial portion of the total compensation of our NEOs and other executive officers should be variable and tied to performance (specifically, performance-based cash bonuses and long-term incentive plan awards) to align the executives' compensation with measures that correlate with our long-term business objectives and stock price performance.
Role of annual base salaries. Annual base salaries provide our NEOs and other executive officers with a base level of monthly income to compensate them for day-to-day services rendered during the fiscal year. The Compensation Committee annually reviews the annual base salaries of our NEOs and other executive officers, and may adjust annual base salaries based on its subjective evaluation of a variety of factors, including the nature and responsibility of the position, the impact, contribution, expertise and experience of the individual executive, competitive market information regarding salaries to the extent available and relevant, the importance of retaining the individual executive along with the competitiveness of the market for the individual executive's talent and services, and the recommendations of our CEO (except in the case of his own base salary).
Role of annual performance-based cash bonus. The Compensation Committee awards performance-based cash bonuses to motivate and reward our NEOs and other executive officers for achieving annual performance objectives that are established by the Compensation Committee in its sole discretion.
Role of long-term incentive plan awards. Long-term incentive plan awards, such as stock options, RSUs, MSUs and performance cash, create a substantial retention incentive and encourage our NEOs and other executive officers to focus on our long-term business objectives and build long-term stockholder value. The Compensation Committee's practice is to grant long-term incentive plan awards to each executive officer, including our NEOs, annually. In fiscal year 2018, annual grants were comprised of RSUs and performance cash. The annual long-term incentive plan awards generally vest over a period of years subject to the executive's continuing service with the Company in order to provide the intended retentive value. The performance cash also requires the achievement of certain performance goals as a condition to vesting in order to encourage an increase in the growth and profitability of our company. In addition to annual awards, the Compensation Committee granted special retention and performance based awards in October 2018 consisting of RSUs and MSUs. The purpose of these awards is to retain and incentivize our NEOs, executive officers and other Company employees to remain at the Company through the closing of the Proposed Transactions (the “Closing”), as well as incentivize our NEOs to successfully complete key elements of our strategic transformation. The Compensation Committee believes the RSUs and MSUs align the interests of our NEOs and other executive officers with stockholders because the value of such equity securities increases or decreases with changes in our stock price.
Role of severance and change of control arrangements and certain other benefits. Arrangements regarding compensation upon termination of employment or a change of control are also an element of compensation for our NEOs and other executive officers. Severance benefits are intended to retain qualified executives and minimize distractions during their employment with us. Change of control benefits for our NEOs and other executive officers serve to minimize the disruption that would be caused by the departure or distraction of any of our executive officers to the detriment of our company and our stockholders in the event of a potential change of control. We also provide our NEOs and other executive officers with employee benefits, including health and welfare benefits and participation in a 401(k) retirement savings plan and nonqualified deferred compensation plan, and certain perquisites. For additional information regarding the roles of these elements in our overall compensation program, see “Change of Control Arrangements,” “Other Payments upon Termination of Employment” and “Employee Benefits and Perquisites” below.
CEO Compensation Relative to Other Named Executive Officers
The Compensation Committee believes that CEO compensation should be greater than that of the other NEOs because, as the CEO, the responsibilities for the management and strategic direction of the company are significantly greater and the CEO has substantial additional obligations. The difference between the CEO's and the other NEOs' compensation is due in large part to variable compensation, particularly the short term incentive plan which only provides value when certain performance objectives are met, stock option awards, which will only create value for the CEO if our share value appreciates, RSUs, which increase in value when our share value appreciates, MSUs, which appreciate in value if our share value increases and certain performance metrics are met, and performance cash, which vests only upon the achievement of certain performance goals. The Compensation Committee believes it is desirable to provide a significant amount of variable, performance-based compensation to the CEO to continue to motivate him toward the achievement of short-term and long-term business objectives and the creation of long-term stockholder value.
2018 Annual Base Salaries
After reviewing and considering Mercer's 2018 advice, and after discussing compensation principles and philosophy, the Compensation Committee determined that annual base salaries of our NEOs for fiscal year 2018 should compare with annual base salaries for fiscal year 2017 as follows:

Name	2017 Annual Base Salary ($)	2018 Annual Base Salary ($)
Andrew S. Clark	754,000	776,620
Kevin S. Royal	395,000	395,000
Diane L. Thompson	410,000	422,300
Anurag S. Malik	310,000	319,300
Thomas J. McCarty	320,000	329,600
Joseph L. D'Amico (1)	166,158	879,239
(1) Mr. D’Amico, our former Interim CFO from October 2017 to April 2018, currently serves under an interim position as Senior Advisor to the CEO. Pursuant to his employment arrangement, Mr. D’Amico receives a base salary of $70,000 per month, but he does not receive other forms of compensation and benefits that are provided to our senior executives.
2018 Short Term Incentive Plan
In May 2018, the Compensation Committee adopted the 2018 STI Plan. Under the 2018 STI Plan, the payment of annual performance-based cash bonuses to our NEOs and other executive officers was based on the achievement of corresponding company-wide performance goals related to (i) EBITDA, as adjusted, (ii) revenue and (iii) quality (as described below), weighted 30%, 30% and 40%, respectively. For this purpose, “EBITDA, as adjusted” is a non-GAAP financial measure that is defined to mean net income plus other income (expense) including interest, income tax benefit, depreciation and amortization plus certain extraordinary expenses as more fully described below. There were no individual performance metrics in the 2018

STI Plan. The performance goal related to quality required the achievement by the company in fiscal year 2018 of certain quality metrics (collectively, the “2018 Quality Metrics”) based on:
•student retention;
•cohort default rate - the rate calculated by the U.S. Department of Education of student defaults over the three-year measuring period for Ashford University;
•90/10 ratio - a ratio based on the percentage of cash revenues an institution derives from Title IV programs;
•net promoter score - a loyalty metric; and
•employee engagement.
The target bonus amount for Mr. Clark for fiscal year 2018 was 100% of his annual base salary, as set forth in his employment agreement. See “Employment Agreements” below. The target bonus amounts for Ms. Thompson, and Messrs. Royal, Malik and McCarty for fiscal year 2018 were determined by the Compensation Committee to be equal to 35%, 50%, 45% and 40%, respectively, of their respective annual base salaries. In setting the target bonus amounts for Ms. Thompson, and Messrs. Royal, Malik and McCarty, the Compensation Committee considered the performance-based bonuses paid to similarly situated executives at the companies within our peer group, as well as each individual's level of responsibility, experience and expertise and what in the Compensation Committee's opinion would provide the desired amount of retention and incentive for each executive.
The Compensation Committee further determined that (i) the bonus amount for each executive for achieving the threshold performance would be 50% of the executive's target bonus amount (based on achievement of threshold performance for each performance goal), (ii) the bonus amount for each executive for achievement of the target performance goal related to the Quality Metrics would be 100% of that portion of the executive's target bonus amount and (iii) the bonus amount for each executive for achieving maximum performance with respect to the EBITDA and revenue performance goals would be 200% of that portion of the executive's target bonus amount. See “Grants of Plan-Based Awards” below for the specific threshold, target and maximum performance-based cash bonus amounts that each NEO was eligible to earn in fiscal year 2018.
For the EBITDA and revenue performance goals, the Compensation Committee had the discretion to award amounts that fell in between the target and maximum amounts for achievement of performance goals between the target and maximum levels. Similarly, the Compensation Committee had discretion to award a lesser amount than the target amount for achievement of performance goals below the target level but above the threshold. The Compensation Committee determined that both the threshold revenue goal and the threshold EBITDA goal was achieved, on an as-adjusted basis. The Compensation Committee used an EBITDA, as adjusted for bonus calculations, in determining the achievement of the EBITDA goal under the 2018 STI Plan because in setting the threshold, target and maximum EBITDA goals for fiscal year 2018, the Compensation Committee understood EBITDA to exclude certain extraordinary charges such as restructuring and impairment costs, legal settlement expenses, certain income tax impacts, and changes in GAAP after the 2018 budget had been established and the exclusion of these charges is reflected in the calculation of adjusted EBITDA for bonus calculations as shown below.

Performance Target (in millions)	Threshold Amount for 2018	Target Amount for 2018	Maximum Amount for 2018	Actual 2018

Revenue	$429.9	$452.6	$475.2	$450.0
As Adjusted EBITDA	$15.0	$18.8	$22.5	$18.8	(1)

(1)	EBITDA calculated on an as-adjusted basis for bonus calculation purposes, as reconciled to GAAP as shown below (in millions):

GAAP to Non-GAAP Reconciliation:	Actual 2018
GAAP net income	$4.6
Income tax benefit	(7.6)
Interest income (expense)	(1.3)
Depreciation and amortization	6.8
Legal settlement expense	0.1
Restructuring and impairment charges	7.8
Separation transaction costs	8.1
ASC 605 to ASC 606 adjustments	0.3
As Adjusted EBITDA	$18.8

In determining whether and the extent to which the company achieved the 2018 Quality Metrics, the Compensation Committee evaluated certain criteria including Ashford University's three-year cohort default rate for the 2015 federal fiscal year, its 90/10 ratio for 2018, as well as the related student retention rate, net promoter score and employee engagement for fiscal year 2018. Assessing the quality metric information presented by management as a whole, the Compensation Committee determined that three out of the five 2018 Quality Metrics were achieved at or above the target level.
Based on its assessment, the Compensation Committee approved a cash bonus for each NEO equal to 82% of such executive's target bonus amount, comprised of (i) 28% of the target bonus amount as a result of the achievement of the revenue goal above the threshold level (as compared to 30% had target revenue been attained), (ii) 30% of the target bonus amount as a result of the achievement of the EBITDA, as adjusted, goal above the threshold level (as compared to 30% of the target), and (iii) 24% of the target bonus amount as a result of the achievement of three-fifths of the 2018 Quality Metrics at or above the target level multiplied by the 40% weighting of the 2018 Quality Metrics component of the annual bonus. The amount of the performance-based cash bonus earned by each NEO is shown in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table later in the proxy statement.
2018 Long-Term Incentive Plan Awards
In May 2018, the Compensation Committee, with input from Mercer, approved the award of RSUs and performance cash to our NEOs and other executive officers pursuant to the 2009 Plan. The number of shares underlying the RSUs, as well as the vesting and other terms of the equity awards, are summarized under “Outstanding Equity Awards at Fiscal Year End” below. The dollar amount subject to the performance cash awards, as well as the vesting and other terms of the performance cash awards, are summarized under “Grants of Plan-Based Awards” below. Achievement of the EBITDA, as adjusted, and revenue performance goals applicable to the performance cash awards was determined in the same manner as described with respect to the 2018 STI Plan under “2018 Short Term Incentive Plan” above.
In October 2018, the Compensation Committee, with input from Pearl Meyer, awarded RSUs and MSUs to our NEOs and other executive officers under the 2009 Plan. The MSUs are intended by the Compensation Committee to be performance-based awards, not time-based awards. In addition to the requirement that the Closing occurs prior to April 11, 2020, the vesting of the MSUs is subject to a threshold (decline by no more than 40% of share price), a 10% discount and a cap. The RSUs vest on April 11, 2020, subject to an executive’s continuing service with the Company. The MSUs vest on the day immediately following the 12-month anniversary of the occurrence of the Closing, subject to certain vesting conditions. The number of shares subject to the underlying the RSUs and MSUs, as well as the vesting and other terms of the equity awards, are summarized under “Outstanding Equity Awards at Fiscal Year End” below. These awards were given as an inducement to retain the NEOs and incentivize them during a critical juncture for the business to help close the Proposed Transactions, and for the subsequent transformation of the Company to an education technology services company.
The Compensation Committee determined that the number of shares underlying the RSUs, the target amount of the MSUs and the dollar amount subject to the performance cash awards granted to each of our NEOs and other executive officers were in each case appropriate given the outstanding equity awards held by each executive and the long-term incentive plan awards granted annually to similarly situated executives at the companies in our peer group. In addition, the Compensation Committee considered the retentive value of the long-term incentive plan awards, as well as the importance of aligning the interests of our NEOs and other executive officers with those of our stockholders.

Further, the Compensation Committee structured the MSU grant to be performance-based due to the following factors: (i) the Closing must occur on or before April 11, 2020 in order for any vesting to occur, (ii) the MSUs are subject to a 10% discount (for example, if there is no change in our share price, the number of MSUs that vest is 90% of the target number of MSUs, and if our share price increases 200%, the number of MSUs that vest is 190% of the target number of MSUs granted), (iii) a decline in our share price by 40% or more would result in no MSUs vesting, and (iv) variable numbers of MSUs can vest at greater than or less than the grant price based on our share price at the date of vesting, to incentivize management to drive shareholder value. In addition to incentivizing shareholder value creation, the MSUs also provide some additional retention benefit while we are transforming our business. If the Closing occurs by April 11, 2020, and the share price stays flat or decreases during the vesting period, they will vest in smaller increments and at a lower price than stock options would, and there is a price at which no MSUs would vest.
Policy Regarding Deductibility of Compensation
On December 22, 2017, President Trump signed into law the Tax Cuts and Jobs Act (the “Act”), which significantly changes the executive compensation deduction rules in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).
Prior to the Act, Section 162(m) of the Code limited the amount of compensation the Company could deduct in any one year for federal income tax purposes to $1 million for compensation paid to the CEO and our next three highest paid officers serving on the last day of the year (but not including the CFO) unless the compensation qualified as “performance-based compensation” for purposes of Section 162(m). The Act repeals the “performance-based compensation” exception and, as a result, starting with tax years beginning after December 31, 2017, compensation paid to any individual serving as a named executive officer (including the CFO) at any time during the year in excess of $1 million will not be deductible unless it qualifies for the Act’s transition relief applicable to binding written agreements that were in effect on November 2, 2017 and not materially modified thereafter.
In the past the Compensation Committee intended to structure the performance-based portion of our executive compensation, when feasible, to comply with the “performance-based compensation” exemption to Section 162(m) so that the compensation was deductible to us. Despite these efforts, due to the ambiguities and uncertainties as to the application and interpretation of Section 162(m), including the uncertain scope of the transition relief under the Act, no assurance can be given that compensation originally intended to satisfy the “performance-based compensation” exception will, in fact, satisfy such requirements.
As in prior years, the Compensation Committee continues to believe that, in certain circumstances, factors other than tax deductibility take precedence when determining the forms and levels of executive compensation most appropriate and in the best interests of our company and our stockholders. Given the difficult regulatory and legislative environment we face and the competitive market for outstanding executive talent, the Compensation Committee believes it is important to retain the flexibility to design compensation programs consistent with its overall executive compensation philosophy even if some executive compensation is not fully tax deductible to us. Accordingly, the Compensation Committee may from time to time deem it appropriate to approve elements of compensation for certain executive officers that are not fully tax deductible which might include the approval of amendments to agreements that were initially intended to qualify as “performance-based compensation” if the Compensation Committee determines such amendments are in the best interests of our company and our stockholders.
In the future, the Compensation Committee will continue to monitor the impact that the Act will have on the Company’s compensation programs and contracts, including whether and to what extent our existing contracts and programs qualify for the transition relief described above.
Change of Control Arrangements
The Compensation Committee provides change of control benefits to our NEOs because it recognizes that, as is the case with many publicly held corporations, the possibility of a change of control exists and the uncertainty and questions that a potential change of control may raise could result in the departure or distraction of our executives to the detriment of the Company and our stockholders. The details of the potential payments and benefits to be received by our NEOs upon the consummation of a change of control are discussed under “Potential Payments upon Termination and Change of Control” below.

Some benefits described below are “single trigger” benefits and some are “double trigger” benefits. “Single trigger” benefits accelerate based on a single, specified, event, such as a change of control, while “double trigger” benefits require a NEO’s termination of employment without cause, or the NEO resigning for good reason following the consummation of a change of control for the NEO to receive the benefit. With respect to the compensatory arrangements described below for which “single trigger” treatment exists, limited to the Deferred Compensation Plan and Mr. Clark’s employment agreement, the Compensation Committee believes this treatment is appropriate because (i) it helps retain key employees during change of control discussions, especially senior executive officers for whom long-term incentive plan awards represent a significant portion of their total compensation package, (ii) it is difficult to replicate underlying performance goals, where applicable to long-term incentive plan awards, after a change of control, (iii) the company that made the original long-term incentive plan award will no longer exist after a change of control (and employees should not necessarily be required to have the fate of their outstanding long-term incentive plan awards tied to the new company's future success), and (iv) it ensures ongoing employees are treated similarly to terminated employees with respect to outstanding long-term incentive plan awards. With respect to the compensatory arrangements described below for which “double trigger” treatment exists, the Compensation Committee believes this treatment is appropriate because it prevents an unintended windfall to the executives in the event of a friendly change of control while still providing them with appropriate incentives to cooperate in negotiating any change of control in which they believe they may lose their employment.
The Deferred Compensation Plan (as defined below) provides that the matching contributions that we make to the Plan will fully vest upon the consummation of a change of control.
Mr. Clark’s employment agreement calls for certain benefits and payments upon the consummation of a change of control. His employment agreement provides that upon a change of control, 50% of each of Mr. Clark’s unvested equity awards that vest based solely on the passage of time will become vested upon the change of control. In addition, the employment agreement provides that if Mr. Clark incurs a termination without cause or a termination for good reason during the 24 months following the consummation of a change of control, he will be entitled to the additional severance benefits, including cash severance, discussed below under “Potential Payments upon Termination and Change of Control” below.
Our Executive Severance Plan and the related Severance Agreements provide Ms. Thompson, and Messrs. Royal, Malik and McCarty with certain benefits and payments if the executives are terminated without cause or terminate employment for good reason. The Executive Severance Plan and the related Severance Agreement provide Ms. Thompson, and Messrs. Royal, Malik and McCarty with some additional benefits if they incur a termination without cause or termination for good reason during the 24-month period following the consummation of a change of control. The benefits and payments that could be made to the executives under the Executive Severance Plan and the Severance Agreement are described under “Potential Payments upon Termination and Change of Control” below.
The following provisions are neither single trigger nor double trigger. In addition to single and double trigger acceleration, the 2009 Plan also provides that, unless otherwise provided in an award agreement: (i) upon a change of control where outstanding awards are assumed or continued, no accelerated vesting shall occur; and (ii) upon a change of control where outstanding awards are not assumed or continued, all awards shall vest and become exercisable immediately before such change of control. In this regard, the following award agreements provide for the following treatment upon a change of control:

•
the MSUs that were granted to Messrs. Clark, Royal, Malik and McCarty and Ms. Thompson in October of 2018, provide that if the price of one share as reflected in a corporate transaction equals or exceeds 200% of the base stock price, the Compensation Committee shall take all action necessary to provide for the immediate vesting of all of the Market Share Units subject to such award;

•
the Performance Stock Units (“PSUs”) that were granted in December 2014, provide that if the price of one share as reflected in a corporate transaction equals or exceeds the stock price performance goal for any one or more December 31s occurring after the closing of the corporate transaction, the Compensation Committee shall take all action necessary to provide for the immediate vesting of any PSUs that are subject to earning based on the achievement of that or those particular stock price performance goal or goals; and

•
the PSUs that were granted in March 2015, provide that if the price of one share as reflected in a corporate transaction equals or exceeds the total shareholder return performance goal for any one or more March 28s occurring after the closing of the corporate transaction, the Compensation Committee shall take all action necessary to provide for the immediate vesting of any PSUs that are subject to earning based on the achievement of that or those particular stock price performance goal or goals.

Other Payments upon Termination of Employment
The Compensation Committee believes that reasonable severance benefits for our NEOs are necessary to attract and retain qualified executives and limit the ability of our competitors to hire away our best talent, and are important because it may be difficult for such executives to find comparable employment within a short period of time following certain qualifying terminations. For Mr. Clark, severance benefits are set forth in his employment agreement; for Ms. Thompson, and Messrs. Royal, Malik and McCarty, these benefits are set forth in our Executive Severance Plan and the Severance Agreements executed by Ms. Thompson, and Messrs. Royal, Malik and McCarty thereunder. The payments and benefits to be received by our NEOs in the event of a termination without cause, resignation for good reason, termination for death or termination for disability are discussed under “Potential Payments upon Termination and Change of Control” below. The severance benefits for Mr. Clark, our CEO, last longer than those provided to the other NEOs in recognition of the fact that it typically takes longer for a chief executive officer to find employment in a comparable position. Our NEOs may be eligible for additional severance benefits if there is a termination of employment or resignation for good reason within two years following the consummation of a change of control, as discussed under “Change of Control Arrangements” above.
Employee Benefits and Perquisites
Health and Welfare Benefits. We offer employee benefits to our NEOs and other executive officers for the purpose of meeting the current and future health and security needs for themselves and their families. These benefits, which are generally offered to all eligible employees, include medical, dental and life insurance benefits, short-term disability pay, long-term disability insurance and flexible spending accounts for medical expense reimbursements. We also have a Senior Management Benefit Plan (the “Benefit Plan”) in which our NEOs and other executive officers are eligible to participate. The Benefit Plan is a fully insured plan and provides an annual benefit of up to $100,000 per participant (including the participant's eligible dependents) for unreimbursed medical expenses during a calendar year that are not covered by our major medical plan. Additionally, the Benefit Plan provides worldwide medical assistance services, including locating the nearest medical facility, finding an attorney and making arrangements for emergency medical evacuation.
401(k) Retirement Savings Plan. We also offer our employees a 401(k) retirement savings plan (the “401(k) Plan”) in which our NEOs and other executive officers are eligible to participate. The 401(k) Plan is a defined contribution plan established in accordance with Section 401(a) of the Code. Employees may make contributions (pre-tax or after-tax) into the 401(k) Plan up to annual limits prescribed by the Internal Revenue Service. We also make matching contributions under the 401(k) Plan up to certain limits, including for our NEOs who participate in the 401(k) Plan.
Nonqualified Deferred Compensation Plan. Our NEOs and other executive officers are also eligible to participate in the Zovio Nonqualified Deferred Compensation Plan (the “Deferred Compensation Plan”), pursuant to which certain of our highly compensated employees are permitted to defer up to 80% of their annual base salary and up to 100% of their annual performance bonus and any performance-based compensation into such plan. We do not make any contributions to the Deferred Compensation Plan on behalf of any participant, including any NEO, other than to contribute the matching contributions we would have made to the 401(k) Plan on such participant's behalf in the event the participant's contributions to the 401(k) Plan are required to be reduced pursuant to applicable 401(k) Plan contribution limitations. To the extent our NEOs elect to participate in the Deferred Compensation Plan, they may elect to receive distributions while they are still working for us or they may elect to receive distributions (i) at termination of employment or retirement, (ii) in the event of disability, death or financial hardship, or (iii) in the event we undergo a change of control. Investment gains or losses credited to a participant's account in the Deferred Compensation Plan are based on investment elections made by the participant from prescribed mutual fund investment options. Each participant in the Deferred Compensation Plan makes his or her own individual investment elections and may change any such investment election at any time.
Perquisites. Perquisites do not comprise a material element of our executive compensation program. With respect to executive attendance at sporting and entertainment events, we believe there is no incremental cost to us associated with the personal use by our NEOs and their guests and family members of tickets to various sporting and entertainment events that we have acquired at no additional cost in connection with our corporate sponsorships of various organizations. Accordingly, no amounts related to these items are included in the compensation of our NEOs in the Summary Compensation Table below.
Recoupment Policy
The Board has adopted a Policy on Recoupment of Compensation (the “Recoupment Policy”) which requires our NEOs and other executive officers to return performance-based compensation to us if:

•
there is a restatement of any of our financial statements previously filed with the SEC (regardless of whether there was any misconduct), other than those due to changes in accounting principles, and the restated financial results would have resulted in a lesser amount of performance-based compensation being paid to the executive; or

•
the executive's intentional misconduct, gross negligence or failure to report intentional misconduct or gross negligence by one of our employees (or service providers) either (i) was a contributing factor or partial factor to us having to restate any of our financial statements previously filed with the SEC or (ii) constituted fraud, bribery or any other illegal act (or contributed to another person's fraud, bribery or other illegal act), which in each case adversely impacted our finances, business and/or reputation.

In adopting the Recoupment Policy, the Board felt that the potential requirement to repay certain performance-based compensation upon events such as those described above would provide the requisite level of deterrent to curtail both risky and unethical behavior on the part of our NEOs and other executive officers. We believe the Recoupment Policy is appropriate given the types and amounts of performance-based compensation we pay our NEOs and other executive officers, and that such policy incentivizes them to take only those risks that they determine are calculated to reward our stockholders without material adverse risk to our company.
Stock Ownership Guidelines
To help align the interests of our executive officers with those of our stockholders, in December 2011 the Board, upon the recommendation of the Compensation Committee, adopted Stock Ownership Guidelines applicable to our NEOs and other executive officers. The Stock Ownership Guidelines provide that our executives, within five years of becoming subject to the Stock Ownership Guidelines, must achieve the requisite level of stock ownership, as set forth below. In May 2013, the Stock Ownership Guidelines were expanded to also cover stock ownership by our non-employee directors. The stock ownership thresholds in effect under the Stock Ownership Guidelines are as follows:

•	CEO - A number of shares equal to the quotient of (i) an amount equal to six times base salary, divided by (ii) the stock price at the date of calculation.

•	Executive Vice Presidents - A number of shares equal to the quotient of (i) an amount equal to three times base salary, divided by (ii) the stock price at the date of calculation.

•	Senior Vice Presidents - A number of shares equal to the quotient of (i) an amount equal to two times base salary, divided by (ii) the stock price at the date of calculation.

•
Non-Employee Directors - A number of shares equal to the quotient of (i) an amount equal to three times the annual retainer for service on the Board (excluding retainers for committee or chair service), divided by (ii) the stock price at the date of calculation.

The applicable date of calculation is the date of grant of annual equity awards or the date of a contemplated sale by the executive or director, whichever is later. The covered executives and directors may not sell shares of our common stock unless they will satisfy the applicable ownership guidelines following the sale.
Transactions in Our Securities
We have an Insider Trading Policy that, among other things, prevents employees, officers and directors from engaging in speculative or hedging transactions in our securities (such as prepaid variable forwards, equity swaps, collars and exchange funds), or from holding our securities in a margin account or otherwise pledging our securities as collateral for a loan, except in each case as may be specifically permitted by the Insider Trading Policy compliance officer in advance. Transactions in publicly traded options such as put options, call options or other derivative securities on an exchange or in any other organized market are expressly prohibited. Additionally, no employee, including our NEOs, or directors may engage in short sales of our securities.
Process for Granting Equity Awards
All stock options granted to our NEOs and other executive officers are granted with an exercise price equal to or above the fair market value of the underlying stock on the date of grant. We do not grant stock options, or any other form of equity compensation, in anticipation of the release of material non-public information. Similarly, we do not time the release of material non-public information based on stock option or other equity award grant dates.
The Board has adopted an Equity Award Grant Policy under which management, in conjunction with the Company's compensation consultant and in line with the compensation philosophy submits recommendations of equity awards to the Compensation Committee. As with base pay and bonus, the Compensation Committee meets independent of Mr. Clark to determine his equity award. Such recommendations include the type of award proposed to be granted, the recipient, and the size and special terms or conditions of any such award. Any equity awards approved by the Compensation Committee are granted as of the date of such quarterly meeting, unless a future effective date of grant is specifically authorized. Typically, equity awards are granted by the Compensation Committee pursuant to either a live or telephonic meeting. However, the Compensation Committee may also authorize the grant of equity awards pursuant to a unanimous written consent. If equity awards are authorized by unanimous written consent, the effective date of the grant (and the date upon which any stock option will have its exercise price determined) is the date on which our Secretary has received all signatures to the unanimous written consent, unless a future effective date of grant is specifically authorized.
Tax and Accounting Considerations
While the Compensation Committee generally considered the financial accounting and tax implications of its executive compensation decisions, neither element was a material consideration in the compensation awarded to our NEOs and other executive officers during fiscal year 2018.

Summary Compensation Table
The following table summarizes the total compensation earned by each of our NEOs for 2018, 2017 and 2016.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Changes in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)(6)	Total ($)
Andrew S. Clark	2018	769,660	—	2,398,251	—	1,484,092	—	68,009	4,720,012
Founder, President and CEO	2017	746,192	—	505,714	502,658	1,010,240	—	64,457	2,829,261
	2016	725,000	—	504,719	502,353	620,840	—	60,321	2,413,233

Kevin S. Royal	2018	265,865	—	751,138	—	416,575	—	245,663	1,679,241
Chief Financial Officer	2017	321,250	—	172,886	171,803	—	—	644,718	1,310,657
	2016	375,000	—	170,817	170,039	180,625	—	48,321	944,802

Joseph L. D'Amico	2018	879,239	—	148,900	—	—	—	—	1,028,139
Former Interim CFO	2017	166,158	—	142,650	—	—	—	—	308,808

Diane L. Thompson	2018	426,637	—	557,513	—	303,554	—	47,381	1,335,085
EVP, Secretary and General	2017	404,615	—	120,164	119,446	211,525	—	47,242	902,992
Counsel	2016	390,000	—	119,985	119,388	129,285	—	44,096	802,754

Anurag S. Malik	2018	316,439	—	489,394	—	257,017	—	55,759	1,118,609
SVP, Chief Information Officer	2017	310,000	—	92,185	91,625	173,400	—	91,755	758,965

Thomas J. McCarty	2018	326,646	—	524,958	—	257,969	—	59,135	1,168,708
SVP, Chief Marketing Officer	2017	301,538	—	98,762	98,194	156,300	—	97,697	752,491

(1)
Represents the grant date fair market value of any RSUs, PSUs and MSUs awarded to the NEOs in each fiscal year, computed in accordance with FASB ASC Topic 718. The RSUs are further described under “Compensation Discussion and Analysis — 2018 Equity Awards” above, and the RSUs, PSUs and MSUs are further described under “Outstanding Equity Awards at Fiscal Year End” below.

(2)
Represents the aggregate grant date fair value of stock option awards granted to the NEOs in each fiscal year, computed in each case in accordance with FASB ASC Topic 718. Assumptions used to calculate these amounts are described in Note 16, “Stock-Based Compensation,” to our annual consolidated financial statements for the year ended December 31, 2018, which are included in our Annual Report on Form 10-K for the year ended December 31, 2018 filed with the SEC on March 12, 2019.

(3)
Represents the performance-based cash awards earned in each fiscal year. The performance-based cash bonus awards earned by the NEOs under the 2018 STI Plan are described under “Compensation Discussion and Analysis — 2018 Short Term Incentive Plan,” the long-term performance cash awards earned by the NEOs under the 2009 Plan are described under “Compensation Discussion and Analysis — 2018 Long-Term Incentive Plan Awards” above, and both performance-based cash awards are discussed under “Grants of Plan-Based Awards” below.

(4)	There are no nonqualified deferred compensation earnings reflected in this column because no NEO received above-market or preferential earnings on such compensation.

(5)
Represents (i) payments for health, life and disability insurance premiums, (ii) medical expense reimbursements received under the Senior Management Benefit Plan, (iii) 401(k) Plan matching contributions, (iv) reimbursement for housing expenses and (v) nonqualified deferred compensation plan contributions (only to contribute the matching contributions we would have made to the 401(k) Plan on the NEO's behalf because the NEO's contributions to the 401(k) Plan were required to be reduced pursuant to applicable plan contribution limitations). Payments for health insurance premiums reflect the full amount paid on behalf of the NEOs rather than the portion in excess of that paid for non-executives. Prior period amounts have been revised to reflect this presentation. For a breakdown of the amounts comprising the “All Other Compensation” column, see the All Other Compensation Detail table below.

(6)	For Mr. Royal, the “All Other Compensation” column for 2017 and 2018 includes severance payments. See “Potential Payments upon Termination and Change of Control” section below.

All Other Compensation Detail

Name	Year	Qualified Retirement Plan Employer Match ($)	Employer Deferred Compensation Plan Contributions ($)	Health, Life and Disability Insurance Premiums and Medical Reimbursements ($)	Reimbursement of Legal or Housing Expenses ($)	All Other Compensation Total ($)
Andrew S. Clark	2018	12,250	—	55,759	—	68,009
	2017	12,000	—	52,457	—	64,457
	2016	12,000	—	48,321	—	60,321

Kevin S. Royal	2018	—	—	55,759	—	55,759
	2017	—	—	52,218	—	52,218
	2016	—	—	48,321	—	48,321

Joseph L. D'Amico	2018	—	—	—	—	—
	2017	—	—	—	—	—

Diane L. Thompson	2018	12,250	—	35,131	—	47,381
	2017	11,839	—	35,403	—	47,242
	2016	11,700	—	32,396	—	44,096

Anurag S. Malik	2018	—	—	55,759	—	55,759
	2017	—	—	51,755	40,000	91,755

Thomas J. McCarty	2018	9,846	—	49,289	—	59,135
	2017	9,831	—	49,404	38,462	97,697

Grants of Plan-Based Awards
The following table provides information regarding grants of plan-based awards to each of our NEOs during 2018.

Name	Grant Date	Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards				All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise Price or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (3)($)
			Threshold ($)	Target ($)	Maximum ($)
Andrew S. Clark	—	—	388,310	776,620	1,553,240	(1)	—	—	—	—
	—	—	436,750	873,500	873,500	(2)	—	—	—	—
	3/29/2018	3/19/2018	—	—	—		125,860	—	—	848,296
	10/11/2018	10/11/2018	—	—	—		80,980	—	—	774,979
	10/11/2018	10/11/2018	—	—	—		68,340	—	—	774,976

Kevin S. Royal	—	—	98,750	197,500	395,000	(1)	—	—	—	—
	—	—	131,250	262,500	262,500	(2)	—	—	—	—
	5/31/2018	5/7/18	—	—	—		40,080	—	—	276,151
	10/11/2018	10/11/2018	—	—	—		24,820	—	—	237,527
	10/11/2018	10/11/2018	—	—	—		20,940	—	—	237,460

Joseph L. D'Amico	5/31/18	5/7/18	—	—	—		10,000	—	—	68,900
	11/30/18	11/28/18	—	—	—		10,000	—	—	80,000

Diane L. Thompson	—	—	73,903	147,805	295,610	(1)	—	—	—	—
	—	—	94,000	188,000	188,000	(2)	—	—	—	—
	3/29/2018	3/19/2018	—	—	—		27,090	—	—	182,587
	10/11/2018	10/11/2018	—	—	—		19,590	—	—	187,476
	10/11/2018	10/11/2018	—	—	—		16,530	—	—	187,450

Anurag S. Malik	—	—	71,843	143,685	287,370	(1)	—	—	—	—
	—	—	71,750	143,500	143,500	(2)	—	—	—	—
	3/29/2018	3/19/2018	—	—	—		20,680	—	—	139,383
	10/11/2018	10/11/2018	—	—	—		18,290	—	—	175,035
	10/11/2018	10/11/2018	—	—	—		15,430	—	—	174,976

Thomas J. McCarty	—	—	65,920	131,840	263,680	(1)	—	—	—	—
	—	—	77,250	154,500	154,500	(2)	—	—	—	—
	3/29/2018	3/19/2018	—	—	—		22,260	—	—	150,032
	10/11/2018	10/11/2018	—	—	—		19,590	—	—	187,476
	10/11/2018	10/11/2018	—	—	—		16,530	—	—	187,450

(1)
The threshold, target and maximum amounts shown in the table correspond to the amounts the Compensation Committee determined to pay to the NEOs as performance-based cash bonuses pursuant to the 2018 STI Plan based upon the achievement of certain performance goals relating to EBITDA, revenue and various quality measures. The threshold, target and maximum amounts shown above assume threshold, target and maximum achievement, respectively, for each of the three weighted performance goals. For additional information regarding the STI Plan, including the performance-based cash bonuses, performance targets and methodology for determining bonus amounts, see “Compensation Discussion and Analysis — 2018 Short Term Incentive Plan” above. Actual payouts to the NEOs under the 2018 STI Plan for achievement of the 2018 performance goals are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above.

(2)
The threshold, target, and maximum amounts shown in the table correspond to the amounts the Compensation Committee determined to pay to the NEOs as long-term performance cash awards pursuant to the 2009 Plan based upon the achievement of certain performance goals relating to EBITDA and revenue. The threshold, target and maximum amounts shown above assume threshold, target and maximum achievement, respectively, for each of the two weighted performance goals. For additional information regarding the long-term performance cash awards, see “Compensation Discussion and Analysis — 2018 Long-Term Incentive Plan Awards” above. The amount of long-term performance cash actually earned by the NEOs under the 2009 Plan for achievement of the performance goals is reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above.  The earned long-term performance cash will vest in four equal annual installments beginning on March 29, 2019, subject to the NEOs continued service with us through each vesting date.

(3)
Represents the grant date fair value of the respective awards of RSUs, PSUs and MSUs, computed in accordance with FASB ASC Topic 718. Assumptions used to calculate these amounts are described in Note 16, “Stock-Based Compensation,” to our annual consolidated financial statements for the year ended December 31, 2018, which are included in our Annual Report on Form 10-K for the year ended December 31, 2018 filed with the SEC on March 12, 2019.

Outstanding Equity Awards at Fiscal Year End
The following table shows the number of shares of our common stock subject to outstanding stock options, RSUs, PSUs and MSUs held by our NEOs as of December 31, 2018.

	Outstanding Equity Awards at Fiscal Year End
	Option Awards					Stock Unit Awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date		Number of stock units that have not vested (#)		Market value of stock units that have not vested ($)(1)
Andrew S. Clark	125,100	—	15.81	8/5/2020	(3)(4)	—		—
	134,160	—	17.10	3/31/2021	(3)(5)	—		—
	122,750	—	24.75	3/30/2022	(3)(6)	—		—
	125,900	—	10.23	3/29/2023	(3)(7)	—		—
	114,230	—	14.50	3/29/2024	(3)(8)	—		—
	96,417	9,535	9.43	3/29/2025	(3)(9)	—		—
	67,181	33,089	10.59	3/29/2026	(3)(10)	—		—
	44,750	59,320	10.44	3/29/2027	(3)(11)	—		—
	—	—	—	—		145,659	(12)	1,021,070
	—	—	—	—		68,068	(13)	477,157
	—	—	—	—		12,754	(14)	89,406
	—	—	—	—		52,363	(15)	367,065
	—	—	—	—		23,830	(16)	167,048
	—	—	—	—		36,330	(17)	254,673
	—	—	—	—		125,860	(18)	882,279
	—	—	—	—		80,980	(19)	567,670
	—	—	—	—		68,340	(20)	479,063
Kevin S. Royal (2)	—	—	—	—		40,080	(21)	280,961
	—	—	—	—		24,820	(19)	173,988
	—	—	—	—		20,940	(20)	146,789
Joseph L. D'Amico	—	—	—	—		10,000	(22)	70,100
Diane L. Thompson	29,200	—	15.81	8/5/2020	(3)(4)	—		—
	30,960	—	17.10	3/31/2021	(3)(5)	—		—
	38,870	—	24.75	3/30/2022	(3)(6)	—		—
	31,470	—	10.23	3/29/2023	(3)(7)	—		—
	26,110	—	14.50	3/29/2024	(3)(8)	—		—
	22,931	2,267	9.43	3/29/2025	(3)(9)	—		—
	15,966	7,864	10.59	3/29/2026	(3)(10)	—		—
	10,634	14,096	10.44	3/29/2027	(3)(11)	—		—
	—	—	—	—		74,823	(12)	524,509
	—	—	—	—		34,965	(13)	245,105
	—	—	—	—		3,033	(14)	21,261
	—	—	—	—		12,453	(15)	87,296
	—	—	—	—		5,664	(16)	39,705
	—	—	—	—		8,632	(17)	60,510
	—	—	—	—		27,090	(18)	189,901
	—	—	—	—		19,590	(19)	137,326
	—	—	—	—		16,530	(20)	115,875
Anurag S. Malik	8,157	10,813	10.44	3/29/2027	(3)(11)	—		—
	—	—	—	—		6,622	(17)	46,420
	—	—	—	—		20,680	(18)	144,967
	—	—	—	—		18,290	(19)	128,213
	—	—	—	—		15,430	(20)	108,164
Thomas J. McCarty	8,742	11,558	10.44	3/29/2027	(3)(11)	—		—
	—	—	—	—		7,095	(17)	49,736
	—	—	—	—		22,260	(18)	156,043
	—	—	—	—		19,590	(19)	137,326
	—	—	—	—		16,530	(20)	115,875

(1)	Based on the closing price of our common stock of $7.01 as reported by the New York Stock Exchange (“NYSE”) on December 31, 2018.

(2)	Mr. Royal resumed service as our Chief Financial Officer on April 13, 2018.

(3)
These stock options vest as follows, subject to the NEO's continued service with us: (i) 25% of the option vests on the first anniversary of the vesting commencement date, (ii) an additional 2% of the option vests on each monthly anniversary of the vesting commencement date for the 33 months following the first anniversary of the vesting commencement date and (iii) an additional 3% of the option vests on each of the 46th, 47th and 48th monthly anniversaries of the vesting commencement date.

(4)
These stock options were granted under the 2009 Plan on August 5, 2010, with an exercise price equal to the regular session closing price of our common stock as reported by the NYSE on the date of grant. The vesting commencement date was August 5, 2010.

(5)
These stock options were granted under the 2009 Plan on March 31, 2011, with an exercise price equal to the regular session closing price of our common stock as reported by the NYSE on the date of grant. The vesting commencement date was March 31, 2011.

(6)
These options were granted under the 2009 Plan on March 30, 2012, with an exercise price equal to the regular session closing price of our common stock as reported by the NYSE on the date of grant. The vesting commencement date was March 30, 2012.

(7)
These options were granted under the 2009 Plan on March 29, 2013, with an exercise price equal to the regular session closing price of our common stock as reported by the NYSE on the date of grant. The vesting commencement date was March 29, 2013.

(8)
These options were granted under the 2009 Plan on March 29, 2014, with an exercise price equal to the regular session closing price of our common stock as reported by the NYSE on the date of grant. The vesting commencement date was March 29, 2014.

(9)
These options were granted under the 2009 Plan on March 29, 2015, with an exercise price equal to the regular session closing price of our common stock as reported by the NYSE on the date of grant. The vesting commencement date was March 29, 2015.

(10)
These options were granted under the 2009 Plan on March 29, 2016, with an exercise price equal to the regular session closing price of our common stock as reported by the NYSE on the date of grant. The vesting commencement date was March 29, 2016.

(11)
These options were granted under the 2009 Plan on March 29, 2017, with an exercise price equal to the regular session closing price of our common stock as reported by the NYSE on the date of grant. The vesting commencement date was March 29, 2017.

(12)
These PSUs were granted under the 2009 Plan on December 18, 2014, and 25% of the PSUs may be earned during each of the calendar years 2015, 2016, 2017 and 2018 based on the achievement of the applicable performance target for such calendar year. Any PSUs earned during the applicable calendar year will vest on March 15 of the following year, subject to the NEO's continued service with us through each such date.

(13)
These PSUs were granted under the 2009 Plan on March 18, 2015, and 25% of the PSUs may be earned during each of the calendar years 2015, 2016, 2017 and 2018 based on the achievement of the applicable performance target for such calendar year. Any PSUs earned during the applicable calendar year will vest on March 15 of the following year, subject to the NEO's continued service with us through each such date.

(14)
These RSUs were granted under the 2009 Plan on March 29, 2015, and 25% of the RSUs will vest and be delivered to the NEO on each anniversary of the grant date, subject to the NEO's continuing service with us through each such date.

(15)
These PSUs were granted under the 2009 Plan on March 29, 2015, and 25% of the PSUs may be earned during each of the four following 12-month periods based on the achievement of the applicable performance target for such period. Any PSUs earned during the applicable 12-month period will vest on the March 29 immediately following such period, subject to the NEO's continued service with us through each such date.

(16)
These RSUs were granted under the 2009 Plan on March 29, 2016, and 25% of the RSUs will vest and be delivered to the NEO on each anniversary of the grant date, subject to the NEO's continuing service with us through each such date.

(17)
These RSUs were granted under the 2009 Plan on March 29, 2017, and 25% of the RSUs will vest and be delivered to the NEO on each anniversary of the grant date, subject to the NEO's continuing service with us through each such date.

(18)
These RSUs were granted under the 2009 Plan on March 29, 2018, and 25% of the RSUs will vest and be delivered to the NEO on each anniversary of the grant date, subject to the NEO's continuing service with us through each such date.

(19)
These RSUs were granted under the 2009 Plan on October 11, 2018, and 100% of the RSU's will vest and be delivered to the NEO on the 18-month anniversary of the grant date, subject to the NEO's continuing service with us through each such date.

(20)
These MSUs were granted under the 2009 Plan on October 11, 2018, and vesting is predicated on multiple factors, including: (a) the closing of a transaction, (b) the final vesting would receive a 10% reduction in the number of shares vested from the final vesting price, (c) a share price decline by 40% or more would result in no MSUs vesting, and (d) more or less MSUs at more or less than grant price can vest based on the share price at the date of vesting.

(21)
These RSUs were granted under the 2009 Plan on May 31, 2018, and 25% of the RSUs will vest and be delivered to the NEO on each anniversary of the grant date, subject to the NEO's continuing service with us through each such date.

(22)
These RSUs were granted under the 2009 Plan on November 30, 2018, and 100% of the RSUs will vest and be delivered to the NEO on the six-month anniversary of the grant date, subject to the NEO's continuing service with us through each such date.

Option Exercises and Stock Vested in 2018
The following table provides information for the NEOs regarding (i) stock options exercised during 2018, including the total number of shares acquired upon exercise and the aggregate value realized before payment of any applicable withholding tax and broker commissions, and (ii) RSUs vested during 2018.

	Option Awards		Stock Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)(1)	Number of shares acquired on vesting (#)	Value realized on vesting ($)(2)
Andrew S. Clark	666,666	8,899,991	51,679	348,316
Kevin S. Royal	33,865	452,098	—	—
Joseph L. D'Amico	—	—	25,000	188,200
Diane L. Thompson	21,931	292,779	12,149	81,884
Anurag S. Malik	—	—	22,933	258,608
Thomas J. McCarty	—	—	2,365	15,940

(1)
The value realized for a stock option exercise is determined by multiplying (i) the number of shares acquired upon exercise by (ii) the difference between the market price of the shares at exercise and the exercise price of the stock option.

(2)	The value realized upon vesting of RSUs is determined by multiplying (i) the number of shares vested by (ii) the market price of the shares at vesting.
Employment Agreements
The following table and accompanying footnotes summarize the material terms contained in the employment agreement we entered into with Mr. Clark in March 2015. Mr. D'Amico served as Interim Chief Financial Officer from October 2017 to April 2018, currently serves as Senior Advisor to the CEO, and does not have an employment agreement. In addition, we do not currently have employment agreements with Ms. Thompson, or Messrs. Royal, Malik and McCarty, who are instead participants in, and may receive severance benefits pursuant to, the Amended and Restated Executive Severance Plan and their respective Severance Agreements executed thereunder, as described under “Potential Payments upon Termination and Change of Control” below. Pursuant to the terms of their employment, each of our NEOs, except for Mr. D'Amico, is entitled to participate in health, insurance, retirement and other benefits that are provided to our senior executives.

Name	Position	Date of Agreement	Initial Term of Agreement (1)	Base Salary ($)(2)	Annual Target Bonus, as Percentage of Salary (3)	Potential Payments upon Termination or Change of Control	Other
Andrew S. Clark	Chief Executive Officer	March 9, 2015	3 years	725,000	100%	(4)	(5)

(1)
The term of the employment agreement for Mr. Clark will automatically extend for an additional year upon the end of the initial term and thereafter on each anniversary unless either party timely gives notice that such party no longer wishes to extend the agreement.

(2)
This column shows the annual base salary set forth in Mr. Clark's employment agreement, which salary may be periodically reviewed and increased by the Board in its discretion, or decreased with such executive's written consent. See also “Compensation Discussion and Analysis — 2018 Annual Base Salaries” above.

(3)
The employment agreement for Mr. Clark provides that he will be eligible for an annual discretionary incentive bonus based on the attainment of certain performance criteria. The employment agreement provides for a target bonus amount as a percentage of annual salary, which target percentage is reflected in this column. The actual bonus paid may be more or less than the target amount, as determined by the Board or the Compensation Committee. If Mr. Clark's employment is terminated other than for “Cause” (as defined in his employment agreement), Mr. Clark will be eligible to receive his annual cash bonus for the prior fiscal year to the extent such bonus has not yet been paid. In addition, upon any termination of Mr. Clark's employment other than for Cause, Mr. Clark will be eligible to be paid a pro-rata portion of his annual cash bonus for the fiscal year of termination based on the percentage of time he was employed in such fiscal year. As described in “Compensation Discussion and Analysis — 2018 Short Term Incentive Plan” above, the annual target bonus for Mr. Clark for 2018 was 100%, pursuant to the terms of his employment agreement.

(4)
For information regarding severance and other payments that Mr. Clark may receive under his employment agreement in the event of a termination of employment and/or a change of control, see “Potential Payments upon Termination and Change of Control” below. If

Mr. Clark receives payments that are subject to golden parachute excise taxes, then such payments will be reduced to a level that would not subject such executive to golden parachute excise taxes unless, after comparing the value of the payments on an after-tax basis (including the golden parachute excise tax), such executive would be in a better economic position by receiving all such payments.

(5)	Pursuant to his employment agreement, we are obligated to provide Mr. Clark with life insurance with a face amount not less than $1,450,000.

Potential Payments upon Termination and Change of Control
The table below provides estimates for compensation payable to the NEOs in hypothetical termination of employment and change of control scenarios under our compensatory arrangements with such executives, other than nondiscriminatory arrangements generally available to salaried employees. The amounts shown in the table below are estimates and assume the hypothetical termination, resignation, death, disability or change of control, as applicable, occurred on December 31, 2018, applying the provisions of the agreements that are in effect as of the date of this proxy statement. If any such executive resigns without “Good Reason” or is terminated by us for “Cause” (each as defined below), such executive will be entitled only to any accrued and unpaid salary and vested benefits and no severance benefits. Due to the number of factors and assumptions that can affect the nature and amount of any benefits provided upon the events discussed below, any amounts paid or distributed upon an actual event may differ.
For purposes of the hypothetical payment estimates shown in the below table, some of the important assumptions that were made are as follows: (i) the NEO's base salary as in effect as of December 31, 2018; (ii) severance benefits as provided under the NEO's respective employment agreement or the Amended and Restated Executive Severance Plan and related Severance Agreement; (iii) value for payment of health insurance continuation, including dental, at an assumed value of $1,500 per month; (iv) no discretionary acceleration of vesting of RSUs held by the NEO in the event of a “Change of Control” (as defined below) and (v) a price per share of our common stock of $7.01, based on the closing price of our common stock as reported by the NYSE on December 31, 2018.

Name	Change of Control (1)		Termination of Employee Without Cause, or Resignation by Employee for Good Reason (2)(3)		Termination of Employee without Cause, or Resignation by Employee for Good Reason, within 24 Months of Change of Control (1)(2)(3)		Termination of Employee for Death		Termination of Employee for Disability (4)
Andrew S. Clark
Cash Severance Payment	$—		$3,106,480	(9)	$3,106,480	(11)	$388,310	(13)	$388,310	(13)
Non-Equity Incentive Plan Compensation	$—		$776,620	(9)	$776,620	(11)	$—		$—
Continuation of Health Insurance Benefits	$—		$36,000	(9)	$36,000	(11)	$9,000	(13)	$9,000	(13)
Acceleration of Vesting of Stock Options	$—		$—	(9)	$—	(11)	$—	(13)	$—	(13)
Acceleration of Vesting of Stock Awards	$2,847,735	(5)(6)	$478,390	(9)	$4,305,430	(11)	$478,390	(13)	$478,390	(13)
Total	$2,847,735		$4,397,490		$8,224,530		$875,700		$875,700
Kevin Royal
Cash Severance Payment	$—		$395,000	(10)	$395,000	(12)	$—		$—
Non-Equity Incentive Plan Compensation	$—		$197,500	(10)	$197,500	(12)	$—		$—
Continuation of Health Insurance Benefits	$—		$9,000	(10)	$9,000	(12)	$—		$—
Acceleration of Vesting of Stock Options	$—	(7)	$—	(10)	$—	(12)	$—		$—
Acceleration of Vesting of Stock Awards	$146,789	(6)	$70,240	(10)	$601,738	(12)	$—		$—
Total	$146,789		$671,740		$1,203,238		$—		$—
Joseph L. D'Amico (8)
Cash Severance Payment	$—		$—		$—		$—		$—
Acceleration of Vesting of Stock Awards	$—		$—		$—		$—		$—
Total	$—		$—		$—		$—		$—
Diane L. Thompson
Cash Severance Payment	$—		$422,300	(10)	$422,300	(12)	$—		$—
Non-Equity Incentive Plan Compensation	$—		$147,805	(10)	$147,805	(12)	$—		$—
Continuation of Health Insurance Benefits	$—		$9,000	(10)	$9,000	(12)	$—		$—
Acceleration of Vesting of Stock Options	$—	(7)	$—	(10)	$—	(12)	$—		$—
Acceleration of Vesting of Stock Awards	$727,680	(6)	$—	(10)	$978,547	(12)	$—		$—
Total	$727,680		$579,105		$1,557,652		$—		$—
Anurag S. Malik
Cash Severance Payment	$—		$319,300	(10)	$319,300	(12)	$—		$—
Non-Equity Incentive Plan Compensation	$—		$143,685	(10)	$143,685	(12)	$—		$—
Continuation of Health Insurance Benefits	$—		$9,000	(10)	$9,000	(12)	$—		$—
Acceleration of Vesting of Stock Options	$—	(7)	$—	(10)	$—	(12)	$—		$—
Acceleration of Vesting of Stock Awards	$108,164	(6)	$—	(10)	$427,764	(12)	$—		$—
Total	$108,164		$471,985		$899,749		$—		$—
Thomas J. McCarty
Cash Severance Payment	$—		$329,600	(10)	$329,600	(12)	$—		$—
Non-Equity Incentive Plan Compensation	$—		$131,840	(10)	$131,840	(12)	$—		$—
Continuation of Health Insurance Benefits	$—		$9,000	(10)	$9,000	(12)	$—		$—
Acceleration of Vesting of Stock Options	$—	(7)	$—	(10)	$—	(12)	$—		$—
Acceleration of Vesting of Stock Awards	$115,875	(6)	$—	(10)	$458,980	(12)	$—		$—
Total	$115,875		$470,440		$929,420		$—		$—

(1)
“Change of Control” generally means any of the following events: (i) the acquisition by an individual, entity or group (other than us or any of our employee benefit plans of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of securities representing more than 50% of the voting securities of the company entitled to vote generally in the election of directors, determined on a fully-diluted basis (unless a majority of the holders of company voting securities immediately prior to such acquisition retain directly or through ownership of one or more holding companies, immediately following such acquisition, a majority of the voting securities entitled to vote generally in the election of directors of the successor entity); (ii) the sale, transfer or other disposition of 50% or more of our assets to one or more unaffiliated individual(s), entities or groups; or (iii) when a majority of the members of the Board are not “company directors,” which term means: (a) individuals who, as of a specified date, were directors of the company; (b) individuals elected as directors of the company after such date for whose election proxies were solicited by the Board, or

(c) individuals appointed to the Board after such date to fill vacancies caused by death or resignation (but not by removal) or to fill newly created directorships. A transaction does not constitute a Change of Control if its sole purpose is to change the state of the company's incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the company's securities immediately before such transaction.

(2)
For Mr. Clark, “Cause” generally means the occurrence of one or more of the following: (i) conviction of, or a plea of guilty or nolo contendere to, a felony or other crime (except for misdemeanors which are not materially injurious to our business or reputation or the business or reputation of our affiliates); (ii) willful refusal to perform in any material respect such executive's duties and responsibilities for us or our affiliates or failure to comply in any material respect with the terms of such executive's agreements with us and our policies and procedures if such refusal or failure causes or reasonably expects to cause injury to us or our affiliates; (iii) fraud or other illegal conduct in such executive's performance of duties for us or our affiliates; or (iv) any conduct by such executive which is materially injurious to us, our affiliates, our business reputation or the business reputation of our affiliates. For Ms. Thompson or Messrs. Royal, Malik and McCarty, “Cause” has the same meaning except that subsection (ii) does not require that the willful refusal to perform cause or reasonable expect to cause injury to us or our affiliates in order to find “Cause.”

(3)
For Mr. Clark, “Good Reason” generally means any of the following events: (i) a material diminution in his responsibilities, duties or authority; (ii) a material diminution in his base salary or annual target bonus amount; (iii) relocation of his workplace to a location that is more than 30 miles away from the work location specified in his employment agreement; (iv) our failure to extend the expiration date of his employment agreement; or (v) our material breach of a material provision of his employment agreement. For Ms. Thompson or Messrs. Royal, Malik and McCarty, “Good Reason” generally means any of the following events: (a) a material diminution in their annual base salary; (b) a material diminution in their authorities, duties, responsibilities or reporting structure; (c) notification of a material change in their geographic work location; or (d) our material breach of their Severance Agreement.

(4)
For Mr. Clark, “Disability” generally means that the NEO is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months. For Ms. Thompson or Messrs. Royal, Malik and McCarty, “Disability” generally means they are classified as disabled under a long-term disability policy maintained by us or, if no such policy applies, they are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.

(5)	Upon the consummation of a Change of Control, 50% of Mr. Clark's outstanding time-based equity awards will become vested in accordance with the terms of his employment agreement.

(6)
Upon the consummation of a Change of Control, if the price of one share of common stock as reflected in the Change of Control transaction equals or exceeds the stock price performance goal for any one or more performance periods ending after the closing of the corporate transaction, the PSUs subject to earning based on the achievement of that or those stock price performance goals will become fully vested in accordance with the terms of the NEO's PSU award agreement. The amount shown assumes the price per share paid in the Change of Control transaction exceeds the stock price performance goals for outstanding PSUs. The amount shown also assumes acceleration of all MSUs based on a Change of Control on December 31, 2018.

(7)
Upon the consummation of a Change of Control, 50% of any unvested portion of each time-based stock option awarded to the NEO would become vested in accordance with the terms of the applicable stock option agreement.

(8)	Mr. D'Amico's offer letter denotes that he is entitled to receive a monthly payment, but would not be entitled to participate in the Executive Severance Plan or any incentive-based programs.

(9)
If Mr. Clark's employment is terminated by us without Cause or by Mr. Clark for Good Reason (and other than for death or Disability), then Mr. Clark will receive, pursuant to his employment agreement, (i) cash payments equal in the aggregate to two times the sum of his annual base salary and annual target bonus, payable in equal bi-weekly installments over the 24-month period following his termination date; (ii) reimbursement of premium payments for continuation coverage under a company-sponsored group medical plan for up to 24 months following termination (with such reimbursement to be equal to the subsidy provided by the company to active employees who participate in the same group medical insurance plan), provided that such benefit will terminate immediately if he is offered comparable coverage in connection with his employment by another employer; (iii) accelerated vesting of outstanding time-based equity awards as if his service had terminated one year later; (iv) a lump sum cash payment equal to the pro-rata portion of his annual cash bonus for the fiscal year of termination based on the percentage of time he was employed in such fiscal year, payable at the same time the company pays annual cash bonuses to other members of senior management; and (v) his annual bonus for the completed fiscal year prior to the year of termination, if not already paid. Mr. Clark's receipt of such severance benefits is conditioned upon him providing us with a release of claims against us, our affiliates and related parties, and his compliance with certain non-disparagement, non-solicitation and confidentiality requirements set forth in his employment agreement. No amount is included for Mr. Clark's PSUs because they remain subject to performance requirements even after the triggering event occurs.

(10)
If the NEO's employment is terminated by us without Cause or by employee for Good Reason (and other than for death or Disability), then the NEO will receive, pursuant to the Amended and Restated Executive Severance Plan and the Severance Agreement executed by the NEO thereunder, (i) cash payments equal in the aggregate to one times her annual base salary, payable in equal bi-weekly installments over the 12-month period following termination date; (ii) medical, dental and life insurance premiums for up to 12 months following termination, provided that such benefit will terminate immediately if she is offered comparable coverage in connection with new employment paid by the company at the same cost as if the NEO continued as an active employee of the company; and (iii) a lump sum cash payment equal to the pro-rata portion of her annual cash bonus for the fiscal year of termination based on the percentage of time she was employed in such fiscal year, payable at the same time the company pays annual cash bonuses to other members of senior management. Ms. Thompson's receipt of such severance benefits is conditioned upon her providing us with a release of claims against us, our affiliates and related parties, and her compliance with certain non-disparagement, non-solicitation and confidentiality requirements set forth in her Severance Agreement.

(11)
If Mr. Clark's employment is terminated by us without Cause or by Mr. Clark for Good Reason within 24 months after a Change of Control (and other than for death or Disability), then pursuant to his employment agreement Mr. Clark will receive the severance benefits described above, except that he will receive full vesting acceleration of all outstanding time-based equity awards as of his termination date.

(12)
If the NEO's employment is terminated by us without Cause or by the NEO for Good Reason within 24 months after a Change of Control (and other than for death or Disability), then pursuant to the Amended and Restated Executive Severance Plan and the Severance Agreement executed by the NEO thereunder, in addition to the severance benefits described above, the NEO will receive full vesting acceleration of all outstanding time-based equity awards as of their termination date.

(13)
If Mr. Clark's employment is terminated due to his death or Disability, then pursuant to his employment agreement (i) his outstanding time-based equity awards will vest as if his termination date had occurred one year later; (ii) he or his estate, as applicable, will receive six monthly installments of his base salary; and (iii) he or his dependents, as applicable, will receive company-paid medical benefits for a period of six months following the date of his termination. No amount is included for Mr. Clark's PSUs because they remain subject to performance requirements even after the triggering event occurs.

Nonqualified Deferred Compensation
The following table shows certain information for 2018 for the NEOs under the Deferred Compensation Plan.

Non-Qualified Deferred Compensation (1)
Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/Distributions ($)	Aggregate Balance at Last FYE ($)
Andrew S. Clark	—	—	—	—	—
Kevin S. Royal	—	—	—	—	—
Joseph L. D'Amico	—	—	—	—	—
Diane L. Thompson	27,072	—	(31,466)	—	376,680
Anurag S. Malik	—	—	—	—	—
Thomas J. McCarty	—	—	—	—	—

(1)
For more information regarding the material terms of the Deferred Compensation Plan, including the types of compensation permitted to be deferred and any limitations on the extent to which deferral is permitted, as well as material terms with respect to payouts, withdrawals and other distributions, see “Compensation Discussion and Analysis — Employee Benefits and Perquisites — Nonqualified Deferred Compensation Plan” above. There are no nonqualified deferred compensation earnings reflected in the Summary Compensation Table above because no NEO received above-market or preferential earnings on such compensation.

CEO Pay Ratio
The Compensation Committee monitors the relationship between the pay our executive officers receive and the pay all other employees receive. The Compensation Committee believes executive pay must be equitable to motivate our employees and to create stockholder value. The Compensation Committee reviewed a comparison of CEO pay, to the pay of all other employees as of December 31, 2018.
Our CEO to median employee pay ratio is calculated pursuant to Item 402(u) of Regulation S-K, as promulgated under the Dodd-Frank Wall Street Reform and Consumer Protection Act. Using this methodology, the compensation for our CEO in 2018 was approximately 244:1 times the pay of our median employee (a part-time adjunct faculty member).
As allowed by Item 402(u) of Regulation S-K, for fiscal year 2018, we used the fiscal year 2017 calculations and did not recalculate the median employee. As a result, our median employee for fiscal year 2018 did not change from fiscal year 2017. The median employee was identified for fiscal year 2017 by examining the 2017 W-2 compensation for all individuals, excluding our CEO, who were employed by us on December 31, 2017, the last day of our payroll year. As required by Item 402(u) of Regulation S-K, we included all employees, whether employed on a full-time, part-time, or seasonal basis. We did not make any assumptions, adjustments, or estimates with respect to total cash compensation. We annualized the compensation for any full-time employees that were not employed by us for the entire fiscal year 2017 or who were on leave of absence during the fiscal year 2017 only. We did not annualize pay for those employees who worked less than full-time. We believe the use of total W-2 compensation for all employees is the most accurate and consistently applied compensation measure.
After identifying the median employee based on total W-2 compensation, we calculated annual total compensation for such employee for fiscal year 2018 using the same methodology we use for our named executive officers as set forth in the 2018 Summary Compensation Table earlier in this proxy statement. This calculation is illustrated in the table below:

Compensation Component:	Chief Executive Officer	Median Employee
Salary	$769,660	$19,285
Stock Awards	2,398,251	—
Non-Equity Incentive Plan compensation	1,484,092	—
All other compensation	68,009	—
Total	$4,720,012	$19,285
Approximately 55% of our employee base are adjunct faculty and work part time. Excluding adjunct faculty, our 2018 CEO to median employee pay ratio would have been approximately 69:1.

PROPOSAL 2
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We are asking you to ratify the appointment of Deloitte & Touche LLP (“Deloitte”), as our independent registered public accounting firm for the year ending December 31, 2019. Representatives of Deloitte are expected to be present at the Annual Meeting, will have an opportunity to make a statement should they desire to do so and will be available to respond to appropriate questions.
Although our bylaws do not require that our stockholders approve the appointment of our independent registered public accounting firm, the Board is submitting the selection of Deloitte to our stockholders for ratification as a matter of good corporate practice. If our stockholders vote against the ratification of Deloitte, the Audit Committee will reconsider whether to continue to retain the firm. Even if our stockholders ratify the appointment of Deloitte, the Audit Committee may choose to appoint a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of our company and our stockholders.
Independent Registered Public Accounting Firm Fees and Services
The following table presents fees for professional audit and other services rendered by Deloitte for the audit of our annual consolidated financial statements as of and for the years ended December 31, 2018 and 2017, respectively, and fees billed for other services rendered by Deloitte during those respective periods.

	2018	2017
Audit Fees (1)	$2,821,536	$2,365,559
Audit‑Related Fees (2)	80,200	310,570
Tax Fees (3)	380,524	30,082
All Other Fees (4)	3,790	4,167
Total	$3,286,050	$2,710,378

(1)
Audit Fees consist of the aggregate fees billed for 2018 and 2017 for professional services rendered for the audit of our annual consolidated financial statements and the review of consolidated financial statements included in our quarterly reports, or professional services rendered in connection with our filing of various registration statements or otherwise normally provided in connection with statutory and regulatory filings or engagements.

(2)
Audit-Related Fees consist of the aggregate fees billed in 2018 and 2017 for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under Audit Fees. Such fees primarily related to auditing unusual transactions, compliance advice regarding Section 404 of the Sarbanes-Oxley Act of 2002 and assurance related to information technology.

(3)
Tax Fees consist of the aggregate fees billed in 2018 and 2017 for professional services rendered for tax compliance, responses to tax audits, tax advice and tax planning. Such fees primarily related to federal and state tax compliance, planning and consulting.

(4)
All Other Fees consist of the aggregate fees billed in 2018 and 2017 for products and services other than the services reported under Audit Fees, Audit-Related Fees or Tax Fees. Such fees related to a subscription for accounting software.

Audit Committee Pre-Approval Policy
Our Audit Committee has adopted a Pre-Approval Policy pursuant to which the Audit Committee must pre-approve the audit and non-audit services performed by our independent registered public accounting firm to assure that the provision of such services does not impair the firm's independence. Before we may engage the independent registered public accounting firm to render a service, the engagement must be either specifically approved by the Audit Committee or entered into pursuant to the Pre-Approval Policy. The Audit Committee may consider the amount or range of estimated fees as a factor in determining whether a proposed service would impair the independence of our independent registered public accounting firm. Under the Pre-Approval Policy, the Audit Committee may delegate pre-approval authority to one or more of its members, and has delegated pre-approval authority to Mr. Crandall as Chair of the Audit Committee. The member or members to whom such authority is delegated are required to report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee may not delegate to management the Audit Committee's responsibilities to pre-approve services to be performed by our independent registered public accounting firm.
All services provided by Deloitte during fiscal years 2018 and 2017 were pre-approved by the Audit Committee.

Vote Required
Ratification of Deloitte as our independent registered public accounting firm for the year ending December 31, 2019, requires the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote at a meeting at which a quorum is present. Abstentions are deemed to be votes cast and have the same effect as a vote “AGAINST” the proposal. This proposal is considered a routine or “discretionary” matter on which your broker, bank or other agent will be able to vote on your behalf even if it does not receive instructions from you; therefore, no broker non-votes are expected to exist in connection with this proposal.
THE BOARD RECOMMENDS A VOTE “FOR” RATIFICATION
OF DELOITTE & TOUCHE LLP AS OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

REPORT OF THE AUDIT COMMITTEE OF
THE BOARD OF DIRECTORS
The following Audit Committee Report shall not be deemed to be “soliciting material” or to otherwise be considered “filed” with the SEC, nor shall such information be deemed incorporated by reference into any filing of ours under the Securities Act or the Exchange Act except to the extent we specifically incorporate it by reference into such filing.
The Audit Committee oversees our financial reporting process on behalf of the Board of Directors. Management is responsible for the preparation, presentation and integrity of the financial statements, including establishing accounting and financial reporting principles and designing systems of internal control over financial reporting. Our independent registered public accounting firm is responsible for expressing an opinion as to the conformity of our consolidated financial statements with generally accepted accounting principles. The Audit Committee operates pursuant to a charter that is available on our website at http://www.zovio.com under “Investor Relations — Corporate Governance Highlights.”
In performing its responsibilities, the Audit Committee has reviewed and discussed with management and Deloitte & Touche LLP (“Deloitte & Touche”), our independent registered public accounting firm, the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2018. The Audit Committee has also discussed with Deloitte & Touche the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board.
The Audit Committee has received written disclosures and the letter from Deloitte & Touche required by the applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche's communications with the Audit Committee concerning independence, and has discussed with Deloitte & Touche its independence.
Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2018.

Dated: March 12, 2019	Audit Committee:
L. Dale Crandall, Chairman Teresa S. Carroll Ryan D. Craig Robert D. Hartman Victor K. Nichols

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
The Charter of the Audit Committee provides that any related party transaction (or series of transactions) that may require disclosure under the rules of the SEC must be reviewed and approved by the Audit Committee. When evaluating such transactions, the Audit Committee focuses on whether the terms of such transactions are at least as favorable to us as terms we would receive on an arm's-length basis from an unaffiliated third party.
There have been no related party transactions since the beginning of our last fiscal year, including any currently proposed transactions, to which we have been or will be a party, in which the amount involved exceeds $120,000 and in which any of our directors, executive officers, holders of more than five percent of our common stock or any member of the immediate family of any of the foregoing persons has had or will have a direct or indirect material interest. This description does not cover (i) compensation arrangements with our executive officers and directors that are described elsewhere in this proxy statement under the sections entitled “Executive Compensation” and “Corporate Governance — Director Compensation” or (ii) compensation arrangements with our executive officers other than our NEOs that have been approved, or recommended to the Board for approval, by our Compensation Committee.
Indemnification Agreements
Our certificate of incorporation and bylaws require us to indemnify our directors and executive officers to the fullest extent permitted by Delaware law. Additionally, as permitted by Delaware law, we have entered into indemnification agreements with each of our directors and executive officers pursuant to which we agree to indemnify those individuals to the fullest extent permitted by Delaware law against all expenses, judgments, fines, settlements and other amounts actually and reasonably incurred by such individual in connection with the investigation, defense, settlement or appeal of any pending, threatened or completed action, hearing, suit or other proceeding to which they are or may be made a party or threatened to be made a party by reason of their position as a director, officer or other agent of ours, and otherwise to the fullest extent permitted under Delaware law and our certificate of incorporate and bylaws. We also have an insurance policy covering our directors and executive officers with respect to certain liabilities, including liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) or otherwise.

EQUITY COMPENSATION PLAN INFORMATION
The following table summarizes the number of outstanding options and rights granted to our employees, consultants and directors, as well as the number of shares of common stock remaining available for future issuance, under our equity compensation plans as of December 31, 2018:

Plan Category	Number of securities to be issued upon exercise of outstanding options and rights (a)		Weighted-average exercise price of outstanding options and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders (1) (2)	4,247,047	(3)	$11.92	(4)	7,138,040
Equity compensation plans not approved by security holders	—		—		—
Total	4,247,047		$11.92		7,138,040

(1)	Consists of the 2009 Plan and our Employee Stock Purchase Plan.

(2)
The 2009 Plan provides for an annual increase in the number of shares available for issuance thereunder on January 1, 2010 and on each subsequent January 1 through and including January 1, 2019, in an amount equal to the least of (i) two percent (2%) of the outstanding shares of our common stock on the last day of the immediately preceding fiscal year, (ii) 1,300,000 shares of our common stock or (iii) such lesser amount as the Board may determine. Our Employee Stock Purchase Plan provides for an annual increase in the number of shares available for issuance thereunder on January 1, 2010 and on each subsequent January 1 through and including January 1, 2019, in an amount equal to the least of (a) one percent (1%) of the outstanding shares of our common stock on the last day of the immediately preceding fiscal year, (b) 400,000 shares of our common stock or (c) such lesser amount as the Board or Compensation Committee may determine.

(3)
Includes 2,275,224 shares of common stock issuable upon the vesting of outstanding RSUs, PSUs and MSUs which entitle the holder thereof to one share of common stock for each unit that vests over the holder's period of continued service.

(4)	Calculated taking into account the 2,275,224 shares of common stock issuable upon the vesting of outstanding RSUs, PSUs and MSUs without the payment of any exercise price.
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our directors, officers and beneficial owners of more than 10% of our common stock to file with the SEC reports of ownership and changes in ownership of our common stock and other equity securities. Directors, officers and greater than 10% beneficial owners are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of copies of these reports provided to us and certain written representations that no other reports were required during the year ended December 31, 2018, we believe that each of our directors, officers and greater than 10% beneficial owners met all of the applicable Section 16(a) filing requirements for transactions in our common stock during the year ended December 31, 2018.

OTHER MATTERS
We know of no other matters to be submitted at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the individuals we have designated as proxies to vote the shares that they represent on such matters in accordance with their judgment.
For further information about Zovio Inc, please refer to our Annual Report on Form 10-K for the year ended December 31, 2018 (under our prior name, Bridgepoint Education, Inc.) filed with the SEC on March 12, 2019. Our Annual Report on Form 10-K is publicly available on our website at www.bridgepointeducation.com under “Investor Relations.” You may also obtain a copy by sending a written request to Zovio Inc, Attn: Investor Relations, 8620 Spectrum Center Blvd, San Diego, California 92123.

By order of the Board of Directors,
/s/ Diane L. Thompson
Diane L. Thompson Executive Vice President, Secretary and General Counsel
Dated: April 19, 2019

ZOVIO INC
8620 SPECTRUM CENTER BLVD.
SAN DIEGO, CA 92123

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on May 28, 2019 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/ZVO2019**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on May 28, 2019 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E78034-P17299

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ZOVIO INC

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. To elect two Class I directors for a three-year term to expire at the 2022 Annual Meeting of Stockholders.	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Victor K. Nichols
02) George P. Pernsteiner

The Board of Directors recommends you vote FOR Proposal 2:

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on May 29, 2019:
The Notice and Proxy Statement and 2018 Annual Report are available at www.proxyvote.com.

E71883-P17299

2019 ANNUAL MEETING OF STOCKHOLDERS
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
OF ZOVIO INC

The undersigned hereby appoint(s) Andrew S. Clark and Kevin S. Royal and each of them, with the power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Zovio Inc Common Stock which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the Company to be held May 29, 2019 or any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED "FOR" THE ELECTION OF ALL CLASS I DIRECTOR NOMINEES UNDER PROPOSAL 1 AND "FOR" PROPOSAL 2 AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

Continued and to be signed on reverse side